As filed with the Securities and Exchange Commission on July   , 2008
Registration Statement No. 333-150888

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

Form S-1/A

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

T3 MOTION, INC.
(Name of Small Business Issuer in Its Charter)

Delaware	3690	20-4987549
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

T3 Motion, Inc.
2990 Airway Avenue, Suite A
Costa Mesa, CA 92626
(714) 619-3600
(Address and telephone number of principal executive offices and principal place of business)

Ki Nam,
Chief Executive Officer
T3 Motion, Inc.
2990 Airway Avenue, Suite A
Costa Mesa, CA 92626
(714) 619-3600
(Name, address and telephone number of Agent for Service)

Copy to:

Kevin K. Leung, Esq.
Ryan S. Hong, Esq.
RICHARDSON & PATEL LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
Telephone: (310) 208-1182
Facsimile: (310) 208-1154

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Share(3)	Offering Price	Fee
Common Stock, par value $0.001 per share, included by Company pursuant to this offering(1)	5,000,000	$2.00	$10,000,000	$390.00
Common Stock, par value $0.001 per share, held by current stockholders subject to this offering(2)	14,472,198	$2.00	$28,944,396	1,135.55
Common Stock underlying warrants, par value $0.001 per share, held by current stockholders subject to this offering(4)	697,639	$1.081	$754,148	$29.64
Common Stock underlying Series A warrants, par value $0.001 per share, held by current stockholders subject to this offering(5)	1,298,701	$1.08	$1,402,597	$55.12
Common Stock underlying Series B warrants, par value $0.001 per share, held by current stockholders subject to this offering(6)	1,298,701	$1.77	$2,298,701	$90.34
Common Stock underlying Series C warrants, par value $0.001 per share, held by current stockholders subject to this offering(7)	1,298,701	$2.00	$2,597,402	$102.08
Total	24,065,940		$45,997,244	$1,802.73

(1)	These are newly issued shares which we will offer pursuant to this registration statement at $2.00 per share.

(2)	These are outstanding shares of common stock which may be offered for sale by selling stockholders pursuant to this registration statement at $2.00 per share.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(4)	Calculated in accordance with Rule 457(g) under the Securities Act on the basis of an exercise price of $1.081 per share.

(5)	Calculated in accordance with Rule 457(g) under the Securities Act on the basis of an exercise price of $1.08 per share.

(6)	Calculated in accordance with Rule 457(g) under the Securities Act on the basis of an exercise price of $1.77 per share.

(7)	Calculated in accordance with Rule 457(g) under the Securities Act on the basis of an exercise price of $2.00 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JULY   , 2008

PROSPECTUS

T3 Motion, Inc.

24,065,940 shares of Common Stock

This prospectus covers the offer to sell up to 5,000,000 shares of our common stock, par value $0.001, in a direct public offering, on a “best efforts” basis at $2.00 per share (the “Direct Offering”). This prospectus also covers the sale by selling stockholders identified in the section of this prospectus entitled “Selling Stockholders” of 19,065,940 shares of our common stock.

The 19,065,940 shares included in the table identifying the selling stockholders consist of:

•	14,472,198 shares of common stock;

•	697,639 shares of common stock underlying common stock purchase warrants issued in a private placement of our securities that we completed on December 31, 2007; and

•	3,896,103 shares of common stock underlying common stock purchase warrants issued in a private placement of our securities that we completed on March 28, 2008.

This is our initial public offering of shares of our common stock. The 5,000,000 shares offered by us in the Direct Offering are being offered at a fixed price of $2.00 per share. We will receive up to $10,000,000 in gross proceeds from the sale of any newly issued shares pursuant to this prospectus. There is no minimum number of shares that we must sell pursuant to this prospectus. There will be no escrow account, trust or similar account established for our sale of new shares. We anticipate that all offers, sales and other distributions of our new shares will be by or through our officers or other representatives (who fall within the requirements of Rule 3a4-1 of the Securities Exchange Act of 1934), without special compensation or commission with respect to any such sales or distributions of such new distribution shares. This offering will end on the date that all of the shares of common stock offered are sold.

The shares offered for sale by the selling stockholders identified in this prospectus will be offered in accordance with the methods and terms described in the section of this prospectus titled “Plan of Distribution.” The selling stockholders will sell the shares at an initial price of $2.00 per share. There is no current trading market for these shares. We intend, however, to apply to be quoted on the Over-the-Counter Electronic Bulletin Board. Once our securities are quoted on the Over-the-Counter Electronic Bulletin Board, the selling stockholders will sell at prevailing market prices or at privately negotiated prices.

We will not receive any of the proceeds from the sale of the shares offered for sale by the selling stockholders. However, we may receive up to $7,052,848 upon the exercise of warrants. If some or all of the warrants are exercised, the money we receive will be used for general corporate purposes, including working capital requirements. We will pay all expenses incurred in connection with the offering described in this prospectus, with the exception of the brokerage expenses, fees, discounts and commissions which will all be paid by the selling stockholders. Our common stock and warrants are more fully described in the section of this prospectus titled “Description of Securities.”

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING AT PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus carefully.

The date of this prospectus is          , 2008

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the related notes. In this prospectus, we refer to T3 Motion, Inc. as “T3 Motion,” “our company,” “we,” “us” and “our.” In addition, “T3,” and “T3 Motion” are trademarks of T3 Motion. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

Our Company

T3 Motion, Inc. (“T3 Motion”) was incorporated in the State of Delaware on March 16, 2006. T3 Motion is principally engaged in the designing, manufacturing and marketing of personal mobility vehicles powered by electric motors.

T3 Motion’s initial product is the T3 personal mobility vehicle designed specifically for public and private security personnel that is powered by a quiet zero-gas emission electric motor. After three years of development, we delivered to market the first T3 vehicles in early 2007. T3 Motion plans to introduce a series of product variants based on the initial T3 vehicle and the modularity of the sub-systems we have created.

The T3 vehicle design has been highly recognized for professional-based applications. Its iconic look has garnered international acclaim such as the Innovation Award for Best Vehicle at the 2007 International Association of Chiefs of Police (IACP) Convention in New Orleans, Louisiana. Additionally, T3 was honored at the International Spark Design Awards in Pasadena, California in 2007. The T3 vehicle has been featured on local, national and international television and print media being deployed by professionals from law enforcement and private security demonstrating the command presence coupled with the vehicle’s approachability by the public. In addition to being an effective performance-based patrol vehicle, it also aids in public relations by enabling two way conversations between the professional operator and the general public. This unique dynamic allows officers and personnel to more effectively fulfill Community-Oriented Policing (COPS) initiatives that have become prevalent since 9/11.

T3 Motion is headquartered in Costa Mesa, California and has a sales office in the United Kingdom. It also has sales distributors in many other states, South Korea and the People’s Republic of China.

Summary Financial Information

The following summary of our selected financial information for the year ended December 31, 2007, the period from March 16, 2006 (date of inception) through December 31, 2006 and the three months ended March 31, 2008 and 2007, have been derived from, and should be read in conjunction with, our consolidated financial statements included elsewhere in this prospectus.

Statement of Operations Data:

				For the
				Period from
				March 16,
				2006 (Inception)
	Three Months Ended		Year Ended	through
	March 31,		December 31,	December 31,
	2008	2007	2007	2006
	(Unaudited)

Total revenues	$1,502,101	$267,672	$1,822,269	$—
Gross loss	(549,640)	(321,111)	(2,106,256)	—
Operating Expenses	1,797,462	873,171	6,422,705	3,466,629
Loss from Operations	(2,347,102)	(1,194,282)	(8,528,961)	(3,466,629)
Net Loss	$(2,689,022)	$(1,211,858)	$(8,577,232)	$(3,500,798)

Balance Sheet Data:

	March 31,	December 31,
	2008	2007	2006
	(Unaudited)

Total Assets	$10,152,934	$7,628,226	$1,116,402
Total Liabilities	$3,020,149	$3,936,979	$2,322,200
Total Stockholders’ equity (deficit)	$7,132,785	$3,691,247	$(1,205,798)

Going Concern

Our independent registered public accounting firm has noted in its report concerning our consolidated financial statements as of December 31, 2007 that we have incurred significant losses from operations and has accumulated deficit of approximately $12.0 million at December 31, 2007. Our accumulated deficits as of March 31, 2008 was approximately $14.8 million. These factors among other things raise substantial doubt about our ability to continue as a going concern for a reasonable period of time. We have incurred losses from operations of $2.3 million for the three months ended March 31, 2008, $8.5 million for the year ended December 31, 2007 and $3.5 million for the period from March 16, 2006 (date of inception) to December 31, 2006.

Management believes that its current sources of funds and current liquid assets will allow us to continue as a going concern through at least the end of 2008. We started selling our vehicles in 2007, have obtained equity financing from third parties of $6,659,000 through May 12, 2008 and may raise additional debt and/or equity capital to finance future activities through 2008. As of March 31, 2008, we had approximately $2.2 million of customer purchase commitments to be fulfilled and realized during the remainder of 2008. In light of these plans, management is confident in our ability to continue as a going concern. Despite management’s confidence, our significant recurring losses to date raise substantial doubt as to our ability to continue as a going concern. We cannot assure you that we will achieve operating profits in the future. If we fail as a going concern, our shares of common stock will hold little or no value.

Cash Requirements

Until management achieves our cost reduction strategy over the next year, we will require additional capital to meet our working capital requirements, research and development and capital requirements. We will continue to raise additional equity and/or financing to meet our working capital requirements, including the use of the proceeds from this offering. Management believes that the achievement of our cost reduction strategy and increasing revenue in 2009, will allow us to meet our working capital requirements with our cash inflows from operations; however, they cannot guarantee that we will be able to meet operating cash requirements with operating cash inflows.

Our Market and Industry Overview

The personal mobility market has experienced rapid growth in the past several years. Personal transportation in the United States has become a necessity with law enforcement and government agencies, university campuses, airports, shopping malls, events/promotions, military/government and industrial areas. Similar needs exist in Europe, Asia and Latin America.

Since 9/11 the increase in homeland security spending on equipment has been substantial. The Department of Homeland Security Grant Program was scheduled to award $1.6 billion to municipalities for equipment acquisition and emergency preparedness in 2007. We have an opportunity to capture a substantial portion of this market created by police department purchases of police cars, associated upgrades, bicycles and other security equipment purchased with funds from the Homeland Security.

Adding to the substantial market for security in the post-9/11 world, increasing awareness of global warming is creating a rapidly growing market for vehicles powered by clean technologies. According to the U.S. Department of Energy, there was $2.9 billion invested in alternative energy generation in North America in 2006. As a zero-gas emissions electric vehicle, the T3 is positioned to take advantage of this trend. With the continual rise in oil prices, many companies are looking for alternative to gas-powered vehicles such as the battery powered T3.

Our Products and Services

The T3 Vehicle

The T3 is a three-wheel, front wheel drive, stand-up, electric personal mobility vehicle with a zero-gas emission electric motor. The T3 has hydraulic disk brakes on both rear wheels, which are matched with 17-inch low profile motorcycle tires for long tread wear and demanding performance. The vehicle is equipped with an LCD control panel display and utilizes high intensity LED lighting for its vertically adjustable headlights and taillights. It also features emergency lights, as well as a siren on the law enforcement model. The T3 enables the operator to respond rapidly to calls with low physical exertion. The elevated riding platform allows 360 degrees visibility while the ergonomic riding position reduces fatigue. The T3’s zero degree turning radius makes it highly maneuverable. The T3 comes standard with a lockable storage compartment for equipment and supplies.

Power Modules

The T3 has replaceable power modules that allow continuous vehicle operation without recharging downtime. T3 offers a variety of battery technology options in its power modules. The power modules and charger can be sold separately from the vehicle allowing different pricing models and leasing options.

Accessories

An optional external storage pack allows the operator to carry additional items on the vehicle. Available accessories include an external shotgun mount, a fitted vehicle cover and a multi-function trailer option. Additional accessories are currently being designed and field tested.

Camera System

We are a certified re-seller of Immersive Media’s various security camera models. These camera system offer the option of up to a 360 degree view of the areas patrolled. They also offer the option of global positioning systems (“GPS”) positioning, real-time surveillance or DVR recording options.

Data License

Through our data license agreement with Immersive Media, we can offer the ability to map with the option of GPS coordinating, any area, building or complex. This data can be used as follows:

•	EMS/Disaster Planning — The ability to provide an interactive map for emergency medical services (“EMS”) use to understand and secure the area that has been breached.

•	Local Security — The ability to have an interactive map of all areas patrolled (including secure areas) for internal training and security.

•	Advertising — The data can be used to provide interactive tours of any area along with the ability to place or sell advertising in the mapped areas.

Future Products

We plan to introduce a series of product variants based on the initial T3 vehicle. While the T3 is targeted at law enforcement, security and enterprise markets, we intend to expand our base of T3 vehicle variants by utilizing the modularity of the sub-systems to configure vehicles for specific market uses such as delivery services, personnel transport and personal mobility. As with all new development and products, we cannot guarantee that the products will make it to market and if they are released to market, whether they will be successful. The products currently in development are:

•	The T3i is our newly developed international model that is built on the existing T3 Series platform. It is intended for use in applications with extreme weather and environmental conditions such as extreme heat from sunlight, dusty or sandy environments. The T3i is currently in final stages of testing and will be released for the market in late 2008.

•	The G3 is the newest product we are developing. The G3 is a rear-wheel drive, three-wheeled electric vehicle targeted for delivery services, personnel transport and heavy load pulling applications. The G3 is expected to be released for the market in the second half of 2009.

We also plan to leverage the modularity of the T3 system to enter the consumer market with a scaled down version of the professional T3, T3i and the G3 model.

Our Growth Strategies

The core value of our brand and mission is to become the leader in enabling efficient, clean personal mobility and to continue providing products that are economical, functional, safe and dependable and meets the needs of the professional end user. Our management team has extensive experience in product design, development, innovation, operations, sales and marketing to execute the following growth strategies:

•	Increase our leading presence in law enforcement.

•	Capitalize on broader security opportunities, such as airports and universities.

•	Expand the T3 product line to address broader enterprise markets.

•	Leverage brand into the consumer market.

Risks Related to Our Company

Investing in our company entails a high degree of risk, including those summarized below and those more fully described in the “Risk Factors” section beginning on page 11 of this prospectus. You should consider carefully such risks before deciding to invest in shares of our common stock.

•	Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations;

•	As a recently formed corporation, we have had very limited operations to date and expect to incur losses in the near future. We may require additional financing to sustain our operations and without it, we may not be able to continue our operations;

•	If we are unable to continue as a going concern, our securities will have little or no value.

•	Our markets are highly competitive, and if we are unable to compete effectively, we will be adversely affected;

•	Our failure to further refine our technology and develop and introduce new personal mobility products could render our products uncompetitive or obsolete and reduce our sales and market share;

•	The products we sell are inherently risky and could give rise to product liability, product warranty claims, and other loss contingencies; and

•	Our success is heavily dependent on protecting our intellectual property rights and successful branding of our name and product.

Corporate Information

Our corporate offices are located at 2990 Airway Avenue, Suite A, Costa Mesa, California 92626 and our telephone number is (714) 619-3600. Our website is www.T3motion.com. You should not consider the information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock.

The Offering

We are registering a total of 24,065,940 shares of common stock through this offering, including 5,000,000 shares as a Direct Offering and 19,065,940 shares offered by the selling stockholders identified in the section of this prospectus entitled “Selling Stockholders.” The 19,065,940 shares included in the table identifying the selling stockholders consist of:

•	14,472,198 shares of common stock;

•	697,639 shares of common stock underlying common stock purchase warrants issued in a private placement of our securities that we completed on December 31, 2007; and

•	3,896,103 shares of common stock underlying common stock purchase warrants issued in a private placement of our securities that we completed on March 28, 2008.

The shares issued and outstanding prior to this offering consist of 14,472,198 shares of common stock and do not include:

•	5,591,500 shares subject to options granted to employees and consultants.

•	1,858,500 shares of common stock reserved for issuance under our 2007 Stock Option Plan, which have not been issued.

•	4,593,742 common stock purchase warrants as described above.

Our common stock and warrants are more fully described in the section of this prospectus titled “Description of Securities.”

Plan of Distribution

The offering of 5,000,000 shares of our common stock in the Direct Offering at an initial price of $2.00 per share, on a “best efforts” basis, is being made on a self-underwritten basis by us through our officers and directors who will not be paid any commission or other compensation and without the use of underwriters or broker-dealers. Our officers and directors will be the only persons that will conduct the direct public offering. They intend to offer and sell the shares in the primary offering through their business and personal contacts. We expect to receive $10,000,000 if we sell all of these shares, but there is no guarantee that any or all of the shares will be sold. There is a possibility that no proceeds will be raised or that if any proceeds are raised, they may not be sufficient to cover the cost of the offering.

The Selling Stockholders also may be selling up to 14,472,198 shares of common stock at a price of $2.00 per share. We will not receive any proceeds from the sale of such shares. We will, however receive proceeds of $754,148 if 697,639 warrants are exercised at the exercise price of $1.081 per warrant held by a certain selling stockholder. We will also receive proceeds of $1,402,597, $2,298,701 and $2,597,402 if 1,298,701, 1,298,701 and 1,298,701 warrants are exercised at the exercise price of $1.08, $1.77 and $2.00, respectively per warrant. These exercise prices are equal to or less than the fixed price of $2.00 at which Selling Stockholders must sell their shares until our shares are quoted on the Over-the-Counter Bulletin Board or are listed on an exchange.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes.

Risks Related to Our Company and Our Industry

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We have a limited operating history. We developed our first personal mobility product in late 2006. Our limited operating history and the unpredictability of our industry make it difficult for investors to evaluate our business and future operating results. An investor in our securities must consider the risks, uncertainties and difficulties frequently encountered by companies in new and rapidly evolving markets. The risks and difficulties we face include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories.

The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and all delays frequently encountered in connection with the formation of a new business, the commencement of operations and the competitive environment in which we intend to operate. Our ability to implement our business plan remains unproven and no assurance can be given that we will ever generate sufficient revenues to sustain our business or make a profit.

As a recently formed corporation, we have had very limited operations to date and expect to incur losses in the near future. We may require additional financing to sustain our operations and without it we may not be able to continue our operations.

We are a newly formed corporation and, as such, we have little revenue and anticipate that we will continue to incur losses and negative cash flow for the foreseeable future. Since we recently commenced operations, we may not foresee all developments and problems that may occur and the amount of time and capital required to become profitable and cash flow positive. We may need additional funds to continue our operations, and such additional funds may not be available when required, or that such funding, if available, will be obtained on terms favorable to or affordable by us.

To date, we have financed our operations through equity and debt financing. Our ability to arrange future financing from third parties will depend upon our perceived performance and market conditions. Our inability to raise additional working capital at all or to raise it in a timely manner would negatively impact our ability to fund our operations, to generate revenues and to otherwise execute our business plan, leading to the reduction or suspension of our operations and ultimately forcing us to go out of business. Should this occur, the value of our common stock could be adversely affected and investors could lose their entire investment.

We may be unable to raise sufficient financing through this registration statement.

We intend to sell 5.0 million shares of our common stock through this direct public offering. We are registering approximately 24.0 million shares (including approximately 4.6 million shares issuable upon exercise of outstanding warrants) on behalf of selling shareholders. The amount of shares of our common stock we may sell through this registration statement may be adversely affected by the competing shares being sold by the selling shareholders through this registration statement. If we are unable to sell a sufficient number of our shares through this offering, we may be required to find alternate sources of financing, including transactions that are significantly dilutive to our investors.

If we are unable to continue as a going concern, our securities will have little or no value.

Our independent registered public accounting firm has noted in its report concerning our consolidated financial statements as of December 31, 2007 that we have incurred recurring losses from operations and have an accumulated deficit of approximately $12.0 million as of December 31, 2007. Our accumulated deficit as of March 31, 2008 was approximately $14.8 million. These factors among others raise substantial doubt about our ability to continue as a going concern. We have incurred losses from operations of $2.3 million for the three month ended March 31, 2008, $8.5 million for the year ended December 31, 2007 and $3.5 million for the period from March 16, 2006 (date of inception) to December 31, 2006.

As of June 30, 2008, we had $2.5 million in cash on hand to use for working capital, regulatory filing requirements, research and development and capital requirements. After this Registration Statement is declared effective, we will incur legal, accounting and other costs associated with being a public company. For the three months ended March 31, 2008, we used $2.2 million in cash for operating activities. We continue to use cash in excess of operating requirements; however, management has been and is continuing to implement its cost reduction strategy for material, production and service costs. Until management achieves our cost reduction strategy over the next year, we will require additional capital to meet our working capital requirements, research and development and capital requirements and compliance requirements. We will continue to raise additional equity and/or financing to meet our working capital requirements, including the use of the proceeds from this offering. Management believes that the achievement of our cost reduction strategy in 2009, will allow us to meet our working capital requirements with our cash inflows from operations. However, we cannot guarantee that we will be able to meet operating cash requirements with operating cash inflows.

Management believes that its current sources of funds and current liquid assets will allow us to continue as a going concern through at least the end of 2008. We started selling our vehicles in 2007 and we have obtained equity financing from third parties of $6,659,000 through May 12, 2008 and may raise additional debt and/or equity capital to finance future activities through 2008. As of March 31, 2008, we had approximately $2.2 million of customer purchase commitments to be fulfilled and realized during 2008. In light of these plans, management is confident in our ability to continue as a going concern. Despite management’s confidence, our significant recurring losses to date raise substantial doubt as to our ability to continue as a going concern. We cannot assure you that we will achieve operating profits in the future. If we fail as a going concern, our shares of common stock will hold little or no value.

Our markets are highly competitive, and if we are unable to compete effectively, we will be adversely affected.

The industries in which we operate include competitors who are larger, better financed and better known than we are and may compete more effectively than we can. In order to stay competitive in our industry, we must keep pace with changing technologies and customer preferences. If we are unable to differentiate our products from those of our competitors, our revenues may decline. In addition, our competitors have established relationships among themselves or with third parties to increase their ability to address customer needs. As a result, new competitors or alliances among competitors may emerge and compete more effectively than we can.

Our failure to further refine our technology and develop and introduce new personal mobility products could render our products uncompetitive or obsolete, and reduce our sales and market share.

The personal mobility industry is characterized by rapid increases in the diversity and complexity of technologies, products and services. We will need to invest significant financial resources in research and development to keep pace with technological advances in the personal mobility industry, evolving industry standards and changing customer requirements. However, research and development activities are inherently uncertain, and we might encounter practical difficulties in commercializing our research results. Our significant expenditures on research and development may not reap corresponding benefits. A variety of competing personal mobility technologies that other companies may develop could prove to be more cost-effective and have better performance than our products. Therefore, our development efforts may be rendered obsolete by the technological advances of others. Our failure to further refine our technology and develop and introduce new personal mobility products could render our products uncompetitive or obsolete, and result in a decline in our market share and revenue.

We face risks associated with the marketing, distribution and sale of our personal mobility products internationally, and if we are unable to effectively manage these risks, they could impair our ability to expand our business abroad.

We have plans to expand our marketing, distribution, and sales efforts to the European, Asian, and Middle Eastern markets. This exposes us to a number of risks, including:

•	fluctuations in currency exchange rates;

•	difficulty in engaging and retaining distributors who are knowledgeable about and, can function effectively in, overseas markets;

•	increased costs associated with maintaining marketing efforts in various countries;

•	difficulty and cost relating to compliance with the different commercial and legal requirements of the overseas markets in which we offer our products;

•	inability to obtain, maintain or enforce intellectual property rights; and

Our business depends substantially on the continuing efforts of our executive officers and our ability to maintain a skilled labor force, and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers, especially Ki Nam, our Chief Executive Officer and the Chairman of our Board of Directors. We do not maintain key man life insurance on any of our executive officers. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers.

The products we sell are inherently risky and could give rise to product liability, product warranty claims and other loss contingencies, which could adversely affect our business and financial results.

The products that we manufacture are typically used in situations that may involve high levels of risk of personal injury. Failure to use our products for their intended purposes, failure to use or care for them properly, or their malfunction, or, in some limited circumstances, even correct use of our products, could result in serious bodily injury. Given this potential risk of injury, proper maintenance of our products is critical.

While our products are rigorously tested for quality, our products nevertheless may fail to meet customer expectations from time-to-time. Also, not all defects are immediately detectible. Failures could result from faulty design or problems in manufacturing. In either case, we could incur significant costs to repair and/or replace defective products under warranty. Customers may sue us if any of our products sold to them injure the user. Liability claims could require us to spend significant time and money in litigation and pay significant damages. As a result, any of these claims, whether or not valid or successfully prosecuted, could have a substantial, adverse effect on our business and financial results. In addition, although we currently have product liability insurance, the amount of damages awarded against us in such a lawsuit may exceed the policy limits of such insurance. Further, in some cases, product redesigns and/or rework may be required to correct a defect and such occurrences could adversely impact future business with affected customers. Our business, financial condition, results of operations and liquidity could be materially and adversely affected by any unexpected significant warranty costs.

The failure to achieve acceptable manufacturing yields could adversely affect our business.

We may have difficulty achieving acceptable yields in the manufacture of our products which could lead to higher costs, a loss of customers or delay in market acceptance of our products. Slight impurities or defects can cause significant difficulties, particularly in connection with the production of a new product, the adoption of a new manufacturing process or any expansion of our manufacturing capacity and related transitions. Yields below our target levels can negatively impact our gross profit.

From time to time we engage in related party transactions. There are no assurances that these transactions are fair to our company.

From time to time we enter into transactions with related parties which include the purchase from or sale to of products and services from related parties, and advancing these related parties significant sums as prepayments for future goods or services and working capital, among other transactions. We have in place policies and procedures which require the pre-approval of loans between these related parties. Notwithstanding these policies, we cannot assure you that in every instance the terms of the transactions with these various related parties are on terms as fair as we might receive from or extend to third parties. In addition, related party transactions in general have a higher potential for conflicts of interest than third-party transactions, could result in significant losses to our company and may impair investor confidence, which could adversely affect our business and our stock price.

We are dependent on a few single sourced third party manufacturers. Any interruption in our relationships with these parties may adversely affect our business.

Most components used in our products are purchased from outside sources. Certain components are purchased from single sourced suppliers. These single source suppliers provide components used on our products and include domestic suppliers such as American Made, Performance Composites, Imperial Electric and Santa Fe Mold. These suppliers provide the frame, fiberglass body, electric motor, and various small plastic parts, respectively. The failure of any such supplier to meet its commitment on schedule could have a material adverse effect on our business, operating results and financial condition. If a sole-source supplier were to go out of business or otherwise become unable to meet its supply commitments, the process of locating and qualifying alternate sources could require up to several months, during which time our production could be delayed. Such delays could have a material adverse effect on our business, operating results and financial condition.

Our dependence on third party suppliers for key components of our devices could delay shipment of our products and reduce our sales.

We depend on certain domestic and foreign suppliers for the delivery of components used in the assembly of our products. Our reliance on third-party suppliers creates risks related to our potential inability to obtain an adequate supply of components or subassemblies and reduced control over pricing and timing of delivery of components and sub-assemblies. Specifically, we depend on suppliers of batteries and battery components and other miscellaneous customer parts for our products. We also do not have long-term agreements with any of our suppliers and there is no guarantee that supply will not be interrupted. Any interruption of supply for any material components of our products could significantly delay the shipment of our products and have a material adverse effect on our revenues, profitability and financial condition.

Many of our customers have fluctuating budgets, which may cause substantial fluctuations in our results of operations.

Customers for our products include, and may include in the future, federal, state, municipal, foreign and military, law enforcement and other governmental agencies. Government tax revenues and budgetary constraints, which fluctuate from time to time, can affect budgetary allocations for these customers. Many domestic and foreign government agencies have in the past experienced budget deficits that have led to decreased spending in defense, law enforcement and other military and security areas. Our results of operations may be subject to substantial period-to-period fluctuations because of these and other factors affecting military, law enforcement and other governmental spending. A reduction of funding for federal, state, municipal, foreign and other governmental agencies could have a material adverse effect on sales of our products and our business, financial condition, results of operations and liquidity.

Our resources may be insufficient to manage the demands imposed by our growth.

We have rapidly expanded our operations, and this growth has placed significant demands on our management, administrative, operating and financial resources. The continued growth of our customer base and the geographic markets served can be expected to continue to place a significant strain on our resources. In addition, we cannot easily identify and hire personnel qualified both in the provision and marketing of our products. Our future performance and profitability will depend in large part on our ability to attract and retain additional management and other key personnel, and our ability to implement successful enhancements to our management, marketing and sales team and technology personnel.

Decreased demand for electric vehicles could cause our products to become obsolete or lose popularity.

The electric vehicle industry is in its infancy and has experienced substantial change in the last few years. To date, demand for and interest in electric vehicles has grown. However, continued growth in the electric vehicle industry depends on many factors, including:

•	continued development of product technology;

•	the environmental consciousness of customers;

•	the ability of electric vehicles to successfully compete with vehicles powered by internal combustion engines;

•	widespread electricity shortages and the resultant increase in electricity prices, especially in our primary market, California, which could derail our past and present efforts to promote electric vehicles as a practical solution to vehicles which require gasoline; and

•	whether future regulation and legislation requiring increased use of nonpolluting vehicles is enacted.

We cannot assure you that growth in the electric vehicle industry will continue. Our business of providing personal mobility vehicles powered by electric motors may suffer if the electric vehicle industry does not grow or grows more slowly than it has in recent years or if we are unable to maintain the pace of industry demands.

The failure of certain key suppliers to provide us with components could have a severe and negative impact upon our business.

We rely on a small group of suppliers to provide us with our custom design components for our products; some of these are located outside of the United States. If these suppliers become unwilling or unable to provide components, delays could be caused as there are a limited number of alternative suppliers who could provide them on demand. Changes in business conditions, wars, governmental changes and other factors beyond our control or which we do not presently anticipate could affect our ability to receive components from our suppliers in a timely manner. Further, it could be difficult to find replacement components if our current suppliers of custom parts fail to provide the parts needed for these products. A failure by these suppliers to provide the components could severely restrict our ability to manufacture our products and prevent us from fulfilling customer orders in a timely fashion.

Our success is heavily dependent on protecting our intellectual property rights.

We rely on a combination of patent, copyright, trademark and trade secret protections to protect our proprietary technology. Our success will, in part, depend on our ability to obtain trademarks and patents. We license one patent and hold three trademarks registered with the United States Patent and Trademark Office. We cannot assure you that these trademarks and patents will not be challenged, invalidated, or circumvented, or that the rights granted under those registrations will provide competitive advantages to us.

We also rely on trade secrets and new technologies to maintain our competitive position, but we cannot be certain that others will not gain access to these trade secrets. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

We may be exposed to liability for infringing intellectual property rights of other companies.

Our success will, in part, depend on our ability to operate without infringing on the proprietary rights of others. Although we have conducted searches and are not aware of any patents and trademarks which our products or their use might infringe, we cannot be certain that infringement has not or will not occur. We could incur substantial costs, in addition to the great amount of time lost, in defending any patent or trademark infringement suits or in asserting any patent or trademark rights, in a suit with another party.

Our officers and directors own a substantial portion of our outstanding common stock, which will enable them to influence many significant corporate actions and in certain circumstances may prevent a change in control that would otherwise be beneficial to our shareholders.

Immediately after the closing of the Offering, our directors and executive officers will control at least 67% of our outstanding shares of stock that are entitled to vote on all corporate actions. In particular, our controlling stockholder, Chairman and Chief Executive Officer, Ki Nam, together with his children, will own 67% of the outstanding shares. Mr. Nam could have a substantial impact on matters requiring the vote of the shareholders, including the election of our directors and most of our corporate actions. This control could delay, defer, or prevent others from initiating a potential merger, takeover, or other change in our control, even if these actions would benefit our shareholders and us. This control could adversely affect the voting and other rights of our other shareholders and could depress the market price of our common stock.

Risks Relating Ownership of Our Securities

If a public market for our common stock develops, we expect to experience volatility in the price of our common stock. This may result in substantial losses to investors if they are unable to sell their shares at or above their purchase price.

If a public market for our common stock develops, we expect the market price of our common stock to fluctuate substantially for the indefinite future due to a number of factors, including:

•	our status as a company with a limited operating history and limited revenues to date, which may make risk-averse investors more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the shares of a seasoned issuer in the event of negative news or lack of progress;

•	announcements of technological innovations or new products by us or our competitors;

•	the timing and development of our products;

•	general and industry-specific economic conditions;

•	actual or anticipated fluctuations in our operating results;

•	our capital commitments; and

•	the loss of any of our key management personnel.

In addition, the financial markets have experienced extreme price and volume fluctuations. The market prices of the securities of technology companies, particularly companies like ours without consistent revenues and earnings, have been highly volatile and may continue to be highly volatile in the future, some of which may be unrelated to the operating performance of particular companies. The sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of our common stock. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs, divert management’s attention and resources and harm our financial condition and results of operations.

We do not anticipate paying any cash dividends in the foreseeable future, which may reduce your return on an investment in our common stock.

We plan to use all of our earnings; to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

Substantial future sales of our common stock in the public market may depress our stock price.

There are currently outstanding as of June 30, 2008, 43,427,428 shares of common stock, and warrants for the purchase of 697,639, 1,298,701, 1,298,701, 1,298,701 and 120,000 shares of common stock at an exercise price of $1.081, $1.08, $1.77, $2.00 and $1.54 per share, respectively. Additional warrants for the purchase of 1,862,069 shares of common stock at an exercise price of $0.01 per share may become exercisable upon fulfillment of certain service related milestones by a selling stockholder.

In addition, we intend to file a registration statement on Form S-8 under the Securities Act of 1933, as amended, to register approximately 7,450,000 shares of our common stock underlying options granted or to be granted to our officers, directors, employees and consultants. These shares, if issued in accordance with these plans, will be eligible for immediate sale in the public market, subject to volume limitations. As of June 30, 2008, there were 5,621,500 options outstanding, of which 2,643,302 were vested.

If our stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall. The sale of a large number of shares could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

We may raise additional capital through a securities offering that could dilute your ownership interest and voting rights.

Our certificate of incorporation currently authorizes our board of directors to issue up to 100,000,000 shares of common stock. As of June 30, 2008 after taking into consideration our outstanding common shares, our board of directors will be entitled to issue up to 37,546,761 additional shares. The power of the board of directors to issue shares of common stock or warrants or options to purchase shares of our stock is generally not subject to shareholder approval.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our board of directors will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.

Our incorporation documents and Delaware law may inhibit a takeover that stockholders consider favorable and could also limit the market price of your stock, which may inhibit an attempt by our stockholders to change our direction or management.

Our certificate of incorporation and bylaws will contain provisions that could delay or prevent a change in control of our company. Some of these provisions:

•	authorize our board of directors to determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the preferred stock and to fix the number of shares constituting any series and the designation of such series without further action by our stockholders;

•	prohibit stockholders from calling special meetings;

•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting; and

•	prohibit stockholder action by written consent, requiring all stockholder actions to be taken at a meeting of our stockholders.

In addition, we are governed by the provisions of Section 203 of Delaware General Corporate Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, which may prevent or frustrate any attempt by our stockholders to change our management or the direction in which we are heading. These and other provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

We will be subject to the Penny Stock Rules once our common stock becomes eligible for trading. These rules may adversely affect trading in our common stock.

We expect that our common stock will be a “low-priced” security under the “penny stock” rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer obtain specific written consent from the customer and provide monthly account statements to the customer. The effect of these restrictions will probably decrease the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities.

Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

We will incur increased costs and compliance risks as a result of becoming a public company.

Once we are a public company, we will incur significant legal, accounting and other expenses that T3 did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including certain requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and the Financial Industry Regulatory Authority (“FINRA”). We expect these rules and regulations, in particular Section 404 of the Sarbanes-Oxley Act of 2002, to significantly increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Like many smaller public companies, we face a significant impact from required compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires management of public companies to evaluate the effectiveness of internal control over financial reporting and the independent registered public accounting firm to attest to the effectiveness of such internal controls. The SEC has adopted rules implementing Section 404 for public companies as well as disclosure requirements. The Public Company Accounting Oversight Board, or PCAOB, has adopted documentation and attestation standards that the independent registered public accounting firm must follow in conducting its attestation under Section 404. We are currently preparing for compliance with Section 404; however, there can be no assurance that we will be able to effectively meet all of the requirements of Section 404 as currently known to us in the currently mandated timeframe. Any failure to implement effectively new or improved internal controls, or to resolve difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet reporting obligations or result in management being required to give a qualified assessment of our internal controls over financial reporting or our independent registered public accounting firm providing an adverse opinion regarding our controls over financial reporting. Any such result could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Management will have substantial discretion over the use of the proceeds of this Offering and may not choose to use them effectively.

We plan to use the proceeds from this Offering as set forth in the section entitled “Use of Proceeds.” Our management will have significant flexibility in applying the net proceeds of this Offering and may apply the proceeds in ways in which you do not agree. The failure of our management to apply these funds effectively could materially harm our business.

Our management determined the Offering price of the Shares. There is a risk that the Shares will trade below your purchase price.

Our management determined the offering price of the Shares. The offering price of the Shares does not necessarily bear any relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the price of the Shares listed in this Registration Statement be regarded as an indicator of any future market price of our common stock. Hence, there are no criteria provided herein to predict the future market price of the common stock and the value of your investment. In determining the number of shares of Common Stock to be offered and the offering price, we considered our business history, capital structure, results of operations and financial condition, prospects for our business and for our company’s industry in general and the general conditions of the securities markets.

Following the effectiveness of our registration statement and listing of our securities on a stock market, our shares of common stock may be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

There is no prior history of public trading in our stock upon which to base a determination of the trading that may occur in the stock after the Registration. Through this Registration and listing process on the OTC Bulletin Board (“Listing”), we are essentially going public without the typical initial public offering procedures which usually include a large selling group of broker-dealers who may provide market support after going public. Thus, we will be required to undertake efforts to develop market recognition for us and support for our shares of Common Stock in the public market. The price and volume for our Common Stock that will develop after the Registration and Listing cannot be assured. The numbers of persons interested in purchasing our Common Stock at or near ask prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks or months when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained or not diminish. We intend to cause our common stock to trade on the OTC Bulletin Board soon after the effectiveness of the Registration. Our intention is to apply for trading on either the NASDAQ market or the American Stock Exchange at such time that we meet the requirements for listing on those exchanges. There can be no assurance as to when we will qualify for any of these exchanges or that we will ever qualify for these exchanges. While we are trading on the OTC Bulletin Board, the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in OTC Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending OTC Bulletin Board stocks because they are considered speculative, volatile and thinly traded.

The market price for our Common Stock may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price. The price at which you purchase the Shares may not be indicative of the price of the Common Stock that will prevail in the trading market. You may be unable to sell your Shares at or above your purchase price, which may result in substantial losses to you.

In addition, the market price of our Common Stock could be subject to wide fluctuations in response to:

•	quarterly variations in our revenues and operating expenses;

•	announcements of new products or services by us;

•	fluctuations in interest rates;

•	significant sales of our Common Stock;

•	the operating and stock price performance of other companies that investors may deem comparable to us; and

•	news reports relating to trends in our markets or general economic conditions.

The stock markets in general and the market prices for penny stock companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

Our operating results may fluctuate significantly, and these fluctuations may cause our Common Stock price to fall.

Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. Factors that may affect our quarterly results include:

•	market acceptance of our products and those of our competitors;

•	our ability to attract and retain key personnel;

•	development of new designs and technologies; and

•	our ability to manage our anticipated growth and expansion.

Shares eligible for future sale may adversely affect the market.

From time to time after the registration statement has been declared effective, certain of our stockholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement (which disappears after one year). There are no shares of our common stock held by non-affiliates that will become 144 eligible within three months after our registration statement has been declared effective.

Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Any substantial sale of our Common Stock pursuant to Rule 144 or pursuant to any resale prospectus (including sales by investors of securities acquired in connection with this Offering) may have a material adverse effect on the market price of our Common Stock.

We are responsible for the indemnification of our officers and directors, which could result in substantial expenditures.

Our Bylaws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup.

You will incur immediate and substantial dilution in the net tangible book value of the common stock you purchase, which could adversely affect the market price of our common stock.

Assuming the maximum offering, 75% of the maximum offering, or 60% of the maximum of the offering, this offering will result in an immediate increase to our net tangible book value of $0.16, $0.12, or $0.10 per share, respectively to existing stockholders and an immediate dilution in net tangible book value of $1.57, $1.60, or $1.62 per share respectively to new investors purchasing shares of our common stock in this offering. Accordingly, the investors will bear a great deal of the financial risk associated with our business, while effective control will remain with the principal stockholders. See “Dilution” on page 18.

OFFERING PERIOD

This offering will end on the date that all of the shares of common stock offered are sold. During this offering we will be able to use funds immediately. No minimum amount of proceeds has been set by us and no legal requirement for a minimum amount is in effect. Since there is no minimum, no escrow account will be established to hold funds until a minimum amount is reached or until the offering period is terminated.

The Selling Stockholders will be able to sell their shares on a continuous basis beyond the Initial Offering Period.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” contains forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “potential,” “continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933 provides any protection for statements made in this prospectus.

USE OF PROCEEDS

We will not receive any part of the proceeds of the sale of 14,472,198 of the shares that are being offered by the selling stockholders listed in the Selling Stockholder table. We will, however, receive $754,148, $1,402,597, $2,298,701 and $2,597,402 assuming 697,639, 1,298,701, 1,298,701 and 1,298,701 warrants are exercised at the exercise price of $1.081, $1.08, $1.77 and $2.00, respectively per share. Assuming that we sell 25% to 100% of the shares offered by us, our gross proceeds would range from $2,500,000 to $10,000,000. Assuming that the net costs of the offering are $100,000, our net proceeds would range from $2,400,000 to $9,900,000.

We intend to use the net proceeds of this offering for working capital. We may also use the proceeds of this offering, to the extent available, to fund other working capital needs, including SEC compliance and related public company costs.

We have not budgeted all of our expected expenditures, and cannot estimate the amounts to be used for each purpose set forth above. Accordingly, management will have significant flexibility in applying a substantial portion of the net proceeds of this offering.

Our offering is being made on a $10.0 million maximum self-underwritten basis. The table below sets forth the use of proceeds if 100%, 75%, 50% and 25% of the offering is sold with assumed offering expenses of $100,000.

	At the	At 75%	At 50%	At 25%
	Maximum	Maximum	Maximum	Maximum
	Offering	Offering	Offering	Offering

Legal/Accounting Costs	$100,000	$100,000	$100,000	$100,000
Working Capital	9,900,000	7,400,000	4,900,000	2,400,000
Net Proceeds	$9,900,000	$7,400,000	$4,900,000	$2,400,000

The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our efforts. The chart represents our best estimate of our allocation of the net proceeds of this offering based upon current plans and estimates regarding anticipated expenditures. Actual expenditures may vary substantially from these estimates, and we may find it necessary or advisable to reallocate the net proceeds within the above-described uses or for other purposes.

We anticipate, based on management’s current plans and assumptions relating to our operations, that the net proceeds of this offering, if the maximum subscription is achieved, will be sufficient to satisfy our contemplated cash requirements to implement our business plan for our core business through 2008. If the proceeds of the offering are insufficient to fund the implementation of our business plan (due to a change in our plans or a material inaccuracy in our assumptions, or as a result of unanticipated expenses, or other unanticipated problems), we will be required to seek additional financing sooner than currently anticipated in order to proceed with such implementation.

THE FOREGOING REFLECTS ONLY ESTIMATES OF THE USE OF THE PROCEEDS FOR 25% TO 100% OF THE MAXIMUM SUBSCRIPTION. IF LESS THAN 25% OF THE MAXIMUM SUBSCRIPTION IS ATTAINED, THE AMOUNTS WILL BE ADJUSTED IN THE FOLLOWING ORDER OF PRIORITY BASED ON THE AMOUNT OF SUBSCRIPTIONS RECEIVED: 1. LEGAL AND ACCOUNTING COSTS; AND 2. WORKING CAPITAL. ACTUAL EXPENDITURES MAY VARY MATERIALLY FROM THESE ESTIMATES.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there has been no public market for our common stock. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. The factors considered were:

•	Our relatively short operating history;

•	The proceeds to be raised by this offering;

•	Our cash requirements; and

•	The price that we believe a purchaser is willing to pay for our shares.

We cannot assure you that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the offering price.

The selling stockholders will sell our shares at $2.00 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

DILUTION

Purchasers of our common stock in this offering will experience immediate and substantial dilution in the pro forma net tangible book value of the common stock from the initial public offering price. In our calculations, we have assumed an initial public offering price of $2.00 per share of common stock.

Pro forma net tangible book value per share of common stock is determined by dividing pro forma net tangible book value (total tangible assets less total liabilities) by the pro forma number of shares of common stock outstanding, including the effect of the exercise of all stock warrants registered herin as of June 30, 2008. As of June 30, 2008, the net tangible book value (“NTBV”) of our common stock was approximately $11,990,000, or approximately $0.25 on a per share basis.

As of June 30, 2008, after giving effect to the sale of 5,000,000 shares (maximum offering), 3,750,000 shares (75% of the maximum offering), 2,500,000 shares (50% of the maximum offering) or 1,250,000 shares (25% of the maximum offering) of common stock offered by this prospectus (after deduction of estimated offering expenses of $100,000), our adjusted NTBV would have been approximately $21,890,000, $19,390,000, $16,890,000, or $14,390,000, respectively, or $0.41, $0.37, $0.33, or $0.29 per share of common stock assuming the maximum offering price, 75% of the maximum offering price, 50% of the maximum offering price and 25% of the maximum offering price, respectively.

Assuming the maximum offering, 75% of the maximum offering, 50% of the maximum offering price or the 25% of the maximum offering, this offering will result in an immediate increase in our NTBV, of $0.16, $0.12, $0.08 or $0.04 per share, respectively to existing stockholders and an immediate dilution in NTBV of $1.57, $1.60, $1.63 or $1.63 per share to new investors purchasing shares of our common stock in this offering.

The following table illustrates the effects of this offering on our NTBV and per share dilution to the new investors:

	At the	At 75% of the	At 50% of the	At 25% of the
	Maximum	Maximum	Maximum	Maximum
	Offering	Offering	Offering	Offering

Effective price per share	$1.98	$1.97	$1.96	$1.92

The following tables summarize, on a pro forma basis as of June 30, 2008, after giving effect to this offering, the differences between existing holdings of common stock and the new investors with respect to the number of shares of common stock purchased from us, the total cash consideration paid, the exercise of all outstanding stock warrants and the average price per share paid by existing holders and investors in this offering, in each case before deducting estimated offering expenses, and illustrating three scenarios including, the maximum offering is sold, 75% of the maximum offering is sold, 50% of the maximum offering is sold and 25% of the maximum offering is sold:

	Shares Purchased		Total Consideration		Average Price
Maximum	Number	Percentage	Number	Percentage	per Share

Existing stockholders	19,065,940	79.22%	$28,075,231	73.74%	$1.47
New Investors	5,000,000	20.78%	$10,000,000	26.26%	$2.00

Total	24,065,940	100.00%	$38,075,231	100.00%	$1.58

	Shares Purchased		Total Consideration		Average Price
At 75%	Number	Percentage	Amount	Percentage	per Share

Existing stockholders	19,065,940	83.56%	$28,075,231	78.92%	$1.47
New Investors	3,750,000	16.44%	$7,500,000	21.08%	$2.00

Total	22,815,940	100.00%	$35,575,231	100.00%	$1.56

	Shares Purchased		Total Consideration		Average Price
At 50%	Number	Percentage	Amount	Percentage	per Share

Existing stockholders	19,065,940	88.41%	$28,075,231	84.88%	$1.47
New Investors	2,500,000	11.59%	$5,000,000	15.12%	$2.00

Total	21,565,940	100.00%	$33,075,231	100.00%	$1.53

	Shares Purchased		Total Consideration		Average Price
At 25%	Number	Percentage	Amount	Percentage	per Share

Existing stockholders	19,065,940	93.85%	$28,075,231	91.82%	$1.47
New Investors	1,250,000	6.15%	$2,500,000	8.18%	$2.00

Total	20,315,940	100.00%	$30,575,231	100.00%	$1.50

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2008 on a pro forma, as adjusted, basis to reflect our sale of 5,000,000 shares of common stock in this offering at an assumed public offering price of $2.00 per share and the receipt and application of the proceeds from (a) the sale of all 5,000,000 shares, (b) the sale of 3,750,000 shares at 75% of offering, (c) 2,500,000 shares at 50% of offering and (d) 1,250,000 shares at 25% of offering, less estimated offering expenses.

You should read this table in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

	June 30, 2008
			Pro Forma at	Pro Forma at	Pro Forma at
		At Maximum	75% of the	50% of the	25% of the
	Pro Forma	Offering	Maximum	Maximum	Maximum

Cash and cash equivalents	$12,273,000	$22,173,000	$19,673,000	$17,173,000	$14,673,000
Short term debt	$958,000	$958,000	$958,000	$958,000	$958,000
Pro forma stockholders equity:
Pro forma common stock, $0.001 par value	$48,141	$53,141	$51,891	$50,641	$49,391
Pro forma additional paid in capital	$29,712,000	$39,607,000	$37,108,000	$34,609,000	$32,111,000
Retained earnings (deficit)	$(14,767,000)	$(14,767,000)	$(14,767,000)	$(14,767,000)	$(14,767,000)
Total pro forma stockholders’ equity	$14,993,000	$24,893,000	$22,393,000	$19,893,000	$17,393,000
Total capitalization	$15,951,000	$25,851,000	$23,351,000	$20,851,000	$18,351,000

SELLING SECURITY HOLDERS

The following table sets forth the names of the selling stockholders who may sell their shares under this prospectus from time to time. No selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of our securities.

The following table also provides certain information with respect to the selling stockholders’ ownership of our securities as of the date of this prospectus, the total number of securities they may sell under this prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities. The selling stockholders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling stockholders will sell all shares covered by this prospectus.

Some of the selling stockholders may distribute their shares, from time to time, to their limited and/or general partners or managers, who may sell shares pursuant to this prospectus. Each selling stockholder may also transfer shares owned by him or her by gift and upon any such transfer the done would have the same right of sale as the selling stockholder.

We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. None of the selling stockholders are or were affiliated with registered broker-dealers. See our discussion entitled “Plan of Distribution” for further information regarding the selling stockholders’ method of distribution of these shares.

	Number of		Number of
	Shares		Shares
	Owned	Number of	Owned	Percentage
	Before	Shares Being	After	Owned After
Name of Selling Stockholder	Offering	Offered	Offering(1)	Offering(1)

Mi Cha Shim	606,060	606,060	0	0
Kyong Hee Koo	1,515,152	1,515,152	0	0
Jong Han Kim	600,000	600,000	0	0
Myung Ja Kim-Kwon	229,885	229,885	0	0
Yoon Ja Han	229,885	229,885	0	0
Choon Sun Cho	2,298,851	2,298,851	0	0
Maddog Executive Services, LLC(2)	459,770	459,770	0	0
Al Cordero	2,360,000	2,360,000	0	0
Stu Aplin	25,000	25,000	0	0
Immersive Media Corp.(3)	2,549,491	2,549,491	0	0
Vision Opportunity Master Fund, Ltd.(4)	7,792,207	7,792,207	0	0
Bruce F. Young and Christine A. Slowey	18,182	18,182	0	0
Calvin A. Goodson	1,212	1,212	0	0
Phillip A. Bounsall	3,000	3,000	0	0
Lynne Zorse Katz	48,485	48,485	0	0
Edgar Luna & Jennifer Nicoletti	6,060	6,060	0	0
Clifford J. Broder	1,212	1,212	0	0
Brett Zorse	90,909	90,909	0	0
Lee E. Rudolph Jr. & Shaney B. Rudolph	60,606	60,606	0	0
Kristopher D. Carney	15,000	15,000	0	0
Debra & Robert Hart	6,000	6,000	0	0
Frederick C. Young	4,200	4,200	0	0
James M. Royce	2,000	2,000	0	0

	Number of		Number of
	Shares		Shares
	Owned	Number of	Owned	Percentage
	Before	Shares Being	After	Owned After
Name of Selling Stockholder	Offering	Offered	Offering(1)	Offering(1)

Caren Montano	12,121	12,121	0	0
Charles D. Slowey	2,000	2,000	0	0
David D. Kim & Yulie K. Kim	6,061	6,061	0	0
Eric S. Scaff(5)	1,212	1,212	0	0
Gallin Chen	6,061	6,061	0	0
Thomas Slowey and Maria Slowey	4,545	4,545	0	0
Wayne Nelson	6,000	6,000	0	0
Peter Kinash	2,500	2,500	0	0
Cameron Brown	3,000	3,000	0	0
Margarent V. Wourms	1,000	1,000	0	0
Linda Whitehead	1,000	1,000	0	0
Dwayne Sorobey	1,000	1,000	0	0
Natasha Sorobey	1,000	1,000	0	0
J. Roderick Matheson	6,000	6,000	0	0
Solomon Chebib	15,000	15,000	0	0
F. Garfield Anderson	10,000	10,000	0	0
Thomas R. Hart	1,000	1,000	0	0
Sandra Rivest	5,000	5,000	0	0
Melissa Hart	1,000	1,000	0	0
Harpreet Chico Dhuga	1,000	1,000	0	0
Colleen Dhuga	1,000	1,000	0	0
David Anderson	3,000	3,000	0	0
Lisa Anderson	3,000	3,000	0	0
Karen Tanaka	3,000	3,000	0	0
Blanca R. Stahlman	1,213	1,213	0	0
Marc J. Butler	20,000	20,000	0	0
Dennis Chu	9,000	9,000	0	0
Thomas J. Sachs	6,060	6,060	0	0
Germaine Matheson	6,000	6,000	0	0
Gord Bell	1,000	1,000	0	0
Marilyn Handford	2,000	2,000	0	0
Larry K. Goodman	1,000	1,000	0	0

TOTAL	19,065,940	19,065,940	0	0

(1)	Assumes that all shares including shares underlying warrants will be resold by the selling stockholders after this offering.

(2)	The natural person with voting and dispositive powers for this stockholder is Albert Lin.

(3)	Includes 697,639 shares of common stock to be issued upon exercise of warrants. These securities were issued in a private placement of our securities that we completed on December 31, 2007. The natural person with voting and dispositive powers for this stockholder is David Anderson.

(4)	Includes 3,896,103 shares of common stock to be issued upon exercise of warrants. These securities were issued in a private placement of our securities that we completed on March 28, 2008. The natural person with voting and dispositive powers for this stockholder is Adam Benowitz.

(5)	This stockholder is a registered representative of Omni Brokerage, Inc., a FINRA Member Firm. The stockholder acquired the shares in the ordinary course of business and at the time of the acquisition of the shares, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

PLAN OF DISTRIBUTION

This is our initial public offering. We are registering a total of 24,065,940 shares of our common stock. Of this amount, 5,000,000 shares, referred to in this prospectus as the “Direct Offering”, are being offered by T3 Motion, and 19,065,940 shares are being offered by the selling stockholders. We will receive the proceeds from the shares offered in the Direct Offering. We will not receive the proceeds from the sale of the shares by the selling stockholders.

Direct Offering

We are registering for sale or distribution a maximum of 5,000,000 shares of common stock at the initial offering price of $2.00 per share. There is no minimum number of shares that must be sold in this offering. There will be no escrow account. All money received from this offering will be immediately used by us.

The Direct Offering shall commence upon effectiveness of this registration statement and will end whenever all of the shares have been sold or twelve months after the date of effectiveness, whichever comes first. All sales of the shares will be effected by our officers or other representatives (who fall within the requirements of Rule 3a4-1 of the Securities Exchange Act of 1934), who will not receive any special compensation in connection with such sale or distribution.

Generally speaking, Rule 3a4-1 provides an exemption from the broker/dealer registration requirements of the 1934 Act for associated persons of an issuer. No one has made any commitment to purchase any or all of the shares being offered. Rather, the officers and directors will use their best efforts to find purchasers for the shares. We cannot predict how many shares, if any, will successfully be sold.

Ki Nam, our Chief Executive Officer is responsible for the sale of the securities on behalf of T3 Motion. Mr. Nam shall not be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Neither Mr. Nam, nor any other of our officers and directors associated with offering and selling the shares are considered associated persons of any broker or dealer.

Our officers meet all of the following conditions:

•	They primarily perform, or intend to primarily perform at the end of the offering, substantial duties for or on behalf of T3 Motion otherwise than in connection with the sale and distribution of the shares;

•	They were not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months; and

•	The officers do not participate in selling and offering of securities for any issuer more than once every twelve months other than in reliance certain exemptions provided for under Rule 3a4-1(a)(4)(i) and (a)(4)(iii), except that for securities issued pursuant to Rule 415 under the Securities Act 1933, the twelve months shall begin with the last sale of any security included within one Rule 415 registration.

In the past, we have received unsolicited indications of interest in T3 Motion from persons familiar with us. Our officers will deliver prospectuses to these individuals and to others who they believe might have interest in purchasing all or part of this offering. We also may retain licensed broker/dealers to assist us in the offering and selling of shares, if we deem such to be in our best interest. At this time we do not have any commitments, agreements or understandings with any broker/dealers. The maximum underwriting discount and commission we are willing to pay to engage broker/dealers are eight percent (8%).

In the event we retain any broker/dealers to assist in the offering and selling of units we will update this prospectus accordingly.

Purchasers of shares either in this offering or in any subsequent trading market that may develop must be residents of states in which the securities are registered or exempt from registration. Some of the exemptions are self-executing, that is to say that there are no notice or filing requirements, and compliance with the conditions of the exemption render exemption applicable.

Selling Stockholders Offering

Each Selling Stockholder (the “Selling Stockholders”) of the common stock and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

Equity Securities

The total number of shares of all shares of stock which the corporation has the authority to issue is one hundred million (100,000,000) shares, all of which are shares of common stock, par value $.001 per share.

Common Stock

As of June 30, 2008, there were issued and outstanding, 43,427,428 shares of common stock. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose. The declaration of any future cash dividend will be at the discretion of the Company’s Board of Directors and will depend upon the Company’s earnings, if any, capital requirements and financial position, general economic conditions, and other pertinent conditions. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining after payment of liabilities.

The holders of common stock do not have cumulative voting rights, which mean that the holders of more than fifty percent of the shares of common stock voting for election of directors may elect all the directors if they choose to do so. In this event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors. The common stock has no preemptive or conversion rights or other subscription rights.

Warrants

As of June 30, 2008, there were outstanding warrants to purchase 697,639 shares of our common stock at an exercise price of $1.081 per share. The warrants are immediately exercisable. The warrants expire on December 31, 2012. There were 1,298,701, 1,298,701, 1,298,701 and 120,000 warrants exercisable at the exercise price of $1.08, $1.77, $2.00 and $1.54, respectively per warrant. These warrants expire on March 31, 2013.

The exercise price and the number of shares issuable upon exercise of the warrants will be adjusted upon the occurrence of certain events, including reclassifications, reorganizations or combinations of the common stock. At all times that the warrants are outstanding, we will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The consolidated financial statements for the year ended December 31, 2007 and for the period from March 16, 2006 (date of inception) through December 31, 2006 included in this prospectus have been audited by KMJ Corbin & Company LLP, independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern) to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

The validity of the common stock to be sold by the selling stockholders under this prospectus will be passed upon for us by Richardson & Patel LLP.

DESCRIPTION OF BUSINESS

Overview

T3 Motion, Inc. (“T3 Motion”) was incorporated in the State of Delaware on March 16, 2006. T3 Motion is principally engaged in the designing, manufacturing and marketing of personal mobility vehicles powered by electric motors.

T3 Motion’s initial product is the T3, a stand-up vehicle designed specifically for public and private security personnel that is powered by a quiet zero-gas emission electric motor. After three years of development, T3 Motion delivered to market the first T3 vehicles in early 2007. T3 Motion plans to introduce a series of product variants based on the initial T3 vehicle and the modularity of the sub-systems they have created.

The T3 vehicle design has been highly recognized for professional-based applications. Its iconic look has garnered international acclaim such as the Innovation Award for Best Vehicle at the 2007 International Association of Chiefs of Police (IACP) Convention in New Orleans, Louisiana. Additionally, the T3 was honored at the International Spark Design Awards in Pasadena, California in 2007. The T3 has been featured on local, national and international television and print media being deployed by professionals from law enforcement and private security demonstrating the command presence coupled with the vehicle’s approachability by the public. In addition to being an effective performance-based patrol vehicle, it also aids in public relations by enabling two way conversations between the professional operator and the general public. This unique dynamic allows officers and personnel to more effectively fulfill Community-Oriented Policing (COPS) initiatives that have become prevalent since 9/11.

T3 Motion is headquartered in Costa Mesa, California and has a sales office in the United Kingdom. It also has sales distributors in South Korea and the People’s Republic of China.

Market and Industry Overview

The personal mobility market has experienced growth in the past several years. Personal transportation in the United States has become a necessity with law enforcement and government agencies, university campuses, airports, shopping malls, events/promotions, military/government, and industrial areas. Similar needs exist in Europe, Asia, and Latin America.

Adding to the substantial market for security in the post-9/11 world, increasing awareness of global warming is creating a rapidly growing market for clean technologies. As a zero-gas emissions electric vehicle, the T3 is positioned to take advantage of this trend.

The increase in homeland security spending since 9/11 has been substantial. The Department of Homeland Security Grant Program is scheduled to award $1.6 billion to municipalities for equipment acquisition and emergency preparedness in 2007. We have an opportunity to capture a substantial portion of this market created by police department purchases of police cars, associated upgrades, bicycles and other security equipment purchased with funds from the Homeland Security.

Below is the list of specific markets that we believe will continue to experience growth and we intend to serve.

Law Enforcement.  As police and sheriff’s departments nationwide continue to deploy more law enforcement personnel, T3 Motion will continue to focus on serving this market. According to the U.S. Bureau of Justice, as of September 2004 there were 1,076,897 full-time state and local law enforcement personnel. This is an increase of 5.6% from 2000.

College and University Campuses.  According to the U.S. Census Bureau, Statistics Abstract of the United States: 2002 (No. 257. Higher Education-Summary: 1970 to 1999), there were more than 4,000 higher education institutions in the United States in 1999.

High Schools.  According to the National Center for Educational Statistics: 2005, there are over 18,000 public high schools in the U.S. According to the 2004 National School Resource Officers Survey, School crimes, violence and safety offenses remain significant issues affecting our education system.

Military and Government Agencies.  According to Global Research, July 2007, there are 6000 military bases and/or military warehouses. At least 1000 are believed to be bases and/ or military installations of which 700 to 800 are located worldwide that the US operates or controls. With total military personnel deployed in the US and US overseas territories of about 1.4 million, the need to provide security and other activities, including the need to move people within large areas is significant. The U.S. Department of Homeland Security devotes a significant number of personnel to border and transportation security, emergency preparedness, science and technology and information analysis and management. The Department of Homeland Security uses T3s in the inspection of cargo at industrial plants and airports, including the Los Angeles International Airport and the Long Beach Port.

Airports.  According to the U.S. Department of Transportation, in 2003 there were 19,581 airports in the US. Of these, there were 5,286 public use airports and 14,295 private use airports. Further, there were 628 certified airports (Certified airports serve air-carriers operations with aircraft seating more than 30 passengers). The T3 is used for security and by airport personnel both inside and outside the terminal buildings at airports. In addition, we anticipate the need for the T3 for ground crew, airline personnel and customer service staff.

Port Security.  In the post-9/11 era, according to the Department of Homeland Security (DHS), February 2006 press release, funding for port security has increased more than 700%. The Department of Homeland Security spent over $1.6 billion in FY 2005 for port security. Additionally, In FY 2006 the DHS allocated over $168M for the Port Security Grant Program and in FY 2007 it was over $202M with an additional $110M supplemental funding.

Private Security Companies.  According to the National Association of Security Companies (NASCO) 2006 Private Security Fact Sheet, private security contracting is an approximately $13 billion industry in the U.S. with 11,000 to 15,000 companies employing 1.2 million contract security officers. Contract security officers are increasingly protecting military bases and installations across the country and around the world, and are required to be first responders to any incident. The President’s National Strategy for Homeland Security estimates that these private security officers protect 85% of the country’s infrastructure, which, according to the National Association of Security Companies, makes private security companies a top funding priority for the federal government.

Manufacturing and Industrial Firms.  According to the 2005 US Census Bureau report there are 333,460 manufacturing establishments in the US with 115,715 establishments that have more than 100 employees. We believe that the need for transportation of people, parts, or products within or around these establishments is an ideal application for the T3. Currently we believe that maintenance and warehousing personnel use golf carts and bicycles. Most large manufacturing and industrial facilities use utility vehicles, golf carts and bicycles for transportation, maintenance and warehousing. We expect some of these vehicles could be replaced with our products.

Shopping Malls and Parking Patrol.  According to the CoStar National Research Bureau Shopping Center Database and Statistical Model 2005 there are approximately 48,000 shopping malls in the U.S. covering more than six billion square feet of space. The malls are patrolled by private security companies. In addition to malls, there are numerous parking structures throughout the U.S. that are regularly patrolled.

Our Operations

Our principal executive offices and operations facility is located in Costa Mesa, California. Our main corporate headquarters facility located at 2990 Airway Avenue, Suite A is an approximate 34,000 square foot facility that is home to the executive staff and sales staff and is our main operational and manufacturing location. The facility is equipped with multiple production lines capable of producing up to 800 T3 vehicles per month. Located directly across the street at 2975 Airway is our 14,000 square feet warehouse and R&D center that is fully equipped with all of the necessary machines and equipment needed to design and build development products.

We manufacture our T3s at our headquarters. Our raw materials are sourced from various suppliers, both national and international. Currently, our electronics and wire harness assembly manufacturing, embedded digital processing application development and electronics hardware and software development occur at our headquarters and operations center. Final assembly, testing, warehousing, quality control and shipping take place at our U.S. operations center. We are, however, developing a multi-source supply chain that we anticipate will provide a low-cost labor structure and sub-assembly infrastructure supporting final assembly in the U.S. The supply chain will include materials sourcing and subassembly operations from sources in China, South Korea and Mexico. These components will be shipped to our operations facility in Costa Mesa for final assembly, test, inspection, and shipments to our customers. We expect to establish this multiple source supplier base by the end of 2008 to will allow us to utilize both current US based suppliers and newly acquired global suppliers to reduce the risks of our existing single sourced components and reduce product costs.

Our sales and marketing is located at our headquarters and currently targets opportunities in the Western, Central and Eastern United States. The sales and marketing team is beginning to expand globally into Europe, Asia and the Middle East. We have agreements with numerous U.S. regional distributors and manufacturing representative companies giving the distributors and manufactures representatives the exclusive rights to sell T3’s in specified geographic regions. Each agreement has a 30 day cancellation clause.

Products and Services

The T3 Vehicle

The T3 is a three-wheel, front wheel drive, stand-up, electric personal mobility vehicle with a zero-gas emission electric motor. The T3 has hydraulic desk brakes on both rear wheels, which are matched with 17-inch low profile motorcycle tires for long treadwear and demanding performance. The vehicle is equipped with an LCD control panel display and utilizes high intensity LED lighting for its vertically adjustable headlights and taillights. It also features emergency lights, as well as a siren on the law enforcement model. The T3 enables the operator to respond rapidly to calls with low physical exertion. The elevated riding platform allows 360 degrees visibility while the ergonomic riding position reduces fatigue. The T3’s zero degree turning radius makes it highly maneuverable. The T3 comes standard with a lockable storage compartment for equipment and supplies.

Power Modules

The T3 has replaceable power modules that allow continuous vehicle operation without recharging downtime. T3 offers a variety of battery technology options in its power modules. The power modules and charger can be sold separately from the vehicle allowing different pricing models and leasing options.

Accessories

An optional external storage pack allows the operator to carry additional items on the vehicle. Available accessories include an external shotgun mount, a fitted vehicle cover and a multi-function trailer option. Additional accessories are currently being designed and field tested.

Camera System

We are a certified re-seller of Immersive Media’s various security camera models. These camera system offer the option of up to a 360 degree view of the areas patrolled. They also offer the option of GPS positioning, real-time surveillance or DVR recording options.

Data License

Through our data license agreement with Immersive Media, we can offer the ability to map with the option of GPS coordinating, any area, building or complex. This data can be used as follows:

•	EMS/Disaster Planning — The ability to provide an interactive map for EMS use to understand and secure the area that has been breached.

•	Local Security — The ability to have an interactive map of all areas patrolled (including secure areas) for internal training and security.

•	Advertising — The data can be used to provide interactive tours of any area along with the ability to place or sell advertising in the mapped areas.

Future Products

We plan to introduce a series of product variants based on the initial T3 vehicle and the modularity of the sub-systems we have created. While the T3 is targeted at law enforcement, security and enterprise markets, we intend to expand our base of T3 vehicle variants by utilizing the modularity of the sub-systems to configure vehicles for specific market uses such as delivery services, personnel transport and personal mobility. As with all new development and products, we cannot guarantee that the products will make it to market and if they are released to market, whether they will be successful. Following are the products currently in development:

•	The T3i is our newly developed international model that is built on the existing T3 Series platform. It is intended for use in applications with extreme weather and environmental conditions such as extreme heat from sunlight, dusty or sandy environments. The T3i is currently in final stages of testing and will be released for the market in late 2008.

•	The G3 is the newest product we are developing. The G3 is a rear-wheel drive, three-wheeled electric vehicle targeted for delivery services, personnel transport and heavy load pulling applications. The G3 is expected to be released for the market in the second half of 2009

We also plan to leverage the modularity of the T3 system to enter the consumer market with a scaled down version of the professional T3, T3i and the G3 model.

Revenue from Products

The following table presents the sales of our products, identified both by revenue amount and percentage of total revenues, for the year ended December 31, 2007.

		Percentage
		of Total
Product	Revenues	Revenues

T3 Series	$1,486,157	81.56%
Power Module	$259,767	14.26%
Charger	$34,860	1.91%
Accessories	$22,583	1.24%
Parts	$13,512	0.74%
Net, Freight/Discounts	$4,890	0.27%
Warranty	$500	0.02%

	$1,822,269	100.00%

The following table presents the sales of our products, identified both by revenue amount and percentage of total revenues for the three months ended:

	March 31,
	2008		2007
		Percent of		Percent of
Product	Revenues	Revenues	Revenues	Revenues

T3 Series	$1,299,363	86.50%	$230,896	86.26%
Power Module	$169,165	11.26%	$21,120	7.89%
Accessories	$5,835	0.39%	$14,415	5.39%
Parts	$900	0.06%	—	—
Net, Freight/Discounts	$26,538	1.77%	$1,241	0.46%
Warranty	$300	0.02%	—	—

	$1,502,101	100.0%	$267,672	100.0%

Research and Development

We place great emphasis on product research and development (“R&D”). For the year ended December 31, 2007, the period from March 16, 2006 (date of inception) to December 31, 2006 and the three months ended March 31, 2008 and 2007, we spent $1,243,430, $1,251,169, $311,283 and $190,188, respectively, on Research and Development to ensure that the T3 personal mobility vehicle was properly designed to be an extremely effective and useful tool for the public safety and private security market. In addition, we will continue to refine and optimize all aspects of the vehicle design to maintain its high standards of vehicle performance, cost effectiveness and to continue to meet the needs of our customers.

Growth Strategies and Marketing

Growth Strategies

The core value of our brand and mission is to become the leader in enabling efficient, clean personal mobility and to continue providing products that are economical, functional, safe, dependable and meet the needs of the professional end user. We have an experienced management team with extensive experience in product design, development, innovation, operations, sales and marketing to execute the following growth strategies:

•	Increase our leading presence in law enforcement. We intend to build on our reputation as the personal mobility vehicle of choice by aggressively marketing towards the law enforcement community through trade shows and direct and indirect sales. We have identified the key accounts within our core market segments of Law Enforcement, Government and Security/Private Industry that will achieve our primary sales goals and objectives, including driving key regional market penetration, product recognition and brand presence.

•	Capitalize on broader security opportunities. Our success in the law enforcement market has had a viral effect and led to significant inbound demand for the T3 from other security markets, which hold equal, if not greater, potential. These markets include airports, events/promotions, government/military, shopping malls and university campuses. We believe we will generate significant interest in these markets with potentially significant orders over the next 12 to 24 months.

•	Expand the T3 product line to address broader enterprise markets. We intend to leverage the modularity of our sub-systems to configure additional vehicles that address the needs of the broader enterprise markets. These needs include delivery services, personnel transportation and personal mobility.

•	Leverage brand into the consumer market. As we extend our leading position in the law enforcement and security markets and continue to develop our brand name and reputation, we intend to leverage our strong brand to enter the consumer market for personal transportation. We have a robust product roadmap of consumer-focused vehicles that will utilize the same low-cost, high-quality component sourcing and sub-assembly.

In order to meet our growth objectives, we are taking the following measures:

•	Execute key customer trials. We have successfully completed field trials in fiscal year 2007 with more than 30 customers. As a result we have sold over 500 vehicles and shipped over 200 vehicles and have garnered interest from numerous customers for larger orders. Through our trials, we have fostered strategic relationships with influential customers across all market segments. For example, the use of the T3 Series vehicle by early adopters of the technology has led to interest from new emerging markets such as Emergency Medical Services, the Correctional Industry, Utility/Maintenance applications and high-profile/high-visibility national security accounts. By following our field trial strategy, management believes we will see continued success in both our core and emerging markets.

•	Grow our partnering relationships with key security companies. Currently, we have built relationships with national private security providers. In order to see continued success, we have marketed the T3 Series as an integrated security solution. This internal sales strategy has positioned our T3 Series as a premier solution due to its economical and environmentally-friendly benefits. In particular, it has led to additional trials of our T3 Series products with customers of these security providers. This strategy has lead to additional market penetration within the markets for property management, entertainment/sporting venues, retail department store chains and high-profile venues.

•	Expand our distributors and manufacturing representatives nationwide. T3 Motion has structured its distributors and manufacturing representatives’ base into six geographic regions within the United

States as well as Canada and Mexico. Our sales force has a comprehensive qualification process that identified the top performing representative firms. Subsequently, we have put under contract the leading representative companies. Our coverage is approximately 80% of the key North American markets. We intend to have the remaining territories set up by the second quarter of 2008.

•	Expand our marketing and sales efforts globally. We have positioned global sales offices in four geographic locations (US, Korea, China, and Europe). Included in our global expansion plans, we are developing service solutions for each geographic region to maintain our level of customer service.

•	Expand our products. We intend to add accessories to our T3 Series such as firearm/rifle mounts, trailer, license plate identification system, vehicle camera, helmets, clothing, first aid kits, emergency response kits, mirrors, lighting, etc. We plan to add additional vehicle lines. Using the core subsystems of our T3 Series, we plan to launch different versions of products targeting fleet usage in delivery and utility private industry markets. The G3 model is currently under development with an expected release to market in late 2009.

•	Leveraging T3 Brand. We plan to leverage the strength of our brand and distribution channels to increase revenue opportunities to offer related products such as license plate recognition, global position tracking (commonly known as “GPS”), asset tracking, defibrillators, ballistic shields, tires, trailers and other related products.

•	Increase our presence in high profile venues. Our product has been present in some high profile venues such as the 2008 and 2007 Super Bowl, the 2008 Daytona 500 and the 2008 NBA finals. We plan to continue to target high profile venues in order to increase our brand awareness.

•	Increase residual income on current customer base. We will offer additional services and products to our growing customer base such as extended warranties and service contracts for T3 Series after warranty periods have expired.

Marketing and Distribution

We market and sell our T3 product through our direct sales force located at our headquarters in Costa Mesa, California. In 2007, our marketing and sales targets were focused primarily on opportunities in the Western, Central and Eastern United States. In 2008, we will begin expanding our markets globally into Europe, Asia and the Middle East. We have agreements with numerous U.S. regional distributors and manufacturing representative companies, adding substantially to our direct sales force. We also attend and provide exhibits at two trade shows per geographic market per year and advertise quarterly in trade journals.

Early high profile and priority sales were made by initiating field trials that typically utilized one or two vehicles and lasted from one to two weeks. These field trials usually lead to initial product orders within 60 to 90 days. We benefit from sales on both regional outreach and a referral basis, which has a significant multiplicative effect on sales. Additionally, private security organizations are now placing significant orders based on the endorsement of the law enforcement community. Typical initial orders have ranged in size from a single unit to ten units and, for larger customers, have led to larger subsequent orders within three to six months. Our marketing efforts and the interest our products have generated have led to numerous media pieces on a regional, national and international scale, ranging from news articles to television spots on television networks such as ABC, CBS, Fox, NBC, CNN, the BBC, Sky News and other local television stations.

We have a procedure for establishing distribution channels for each geographic region. Among other things, distributors should have sales experience to law enforcement agencies and security providers. Each distributor must have service capability for the T3 Series.

Our Suppliers

Today over 70% of our suppliers are local suppliers who provide products and services to low volume early stage development companies. This was required in the early stage to quickly react to design changes; however, as the vehicle design has become stable and sales volumes have increased significantly, we have begun our transition to incorporate a global supply chain. As we move into 2008, we have made significant progress in establishing relationships with suppliers who service volume production stage companies. In addition, investments are being made in production tooling that will yield consistent high quality and lower cost parts designed to T3 Motion’s specifications. In 2008, T3 Motion plans to implement its multi-source supply chain strategy in working directly with established factories within the automotive and motorcycle industry. The supply chain will include materials sourcing and subassembly operations from sources in China, South Korea and Mexico. These components will be shipped to our operations facility in Costa Mesa for final assembly, test, inspection, and shipments to our customers. We expect to establish this multiple source supplier base by the end of 2008 to will allow us to utilize both current US based suppliers and newly acquired global suppliers to reduce the risks of our existing single sourced components and reduce product costs.

Employees

Prior to January 1, 2008, all employees were employed and all salary and bonuses were paid by My Ventures, LLC, a company wholly owned by Ki Nam, our CEO. As of January 1, 2008, Mr. Nam and T3 Motion transferred all employees from My Ventures, LLC to T3 Motion, Inc.’s payroll. Prior to January 1, 2008, we reimbursed My Ventures, LLC at cost for all payroll costs incurred. At December 31, 2007, My Ventures, LLC had 48 employees, all of which were full-time employees. None of these employees are represented by any collective bargaining agreements. We have not experienced a work stoppage. Management believes that our relations with our employees are good.

Intellectual Properties and Licenses

The following table describes the intellectual property owned by the Company:

Type	Name	Issued by	Description

Trademark		United State Patent and Trademark Office	Logo, brand name used on our products
Trademark		United State Patent and Trademark Office	Logo, brand name used on our products

Trademark	“ENABLING PERSONAL MOBILITY”	United State Patent and Trademark Office	Logo, brand name used on our products

We also have a patent license agreement from EEV to T3 Motion granting a perpetual, fully paid, transferable exclusive license to make, have made, use, improve and sell an over 10 Horsepower Brushless DC Motor for Traction (US Patent #4,882,524) with respect to products in the world. This patent covers a motor technology that T3 plans on fully developing and using in its products. Currently, we do not use the motors covered by this patent; however, this patented technology will be utilized in future motors that we intend to use on future products. It is still too early in the developmental phase to determine when the motor technology and products will be available for the market.

On March 31, 2008, we paid $1,000,000 to Immersive Media, to purchase a GeoImmersive License Agreement giving us the right to resell data in the Immersive Media mapping database. We were granted the right to map and, in partnership with Immersive Media, will produce and distribute the mapped content of South Korea with the opportunity to continue into Asia Pacific. We anticipate that Asia Pacific will be an emerging market for this technology, as the geographic area is advanced in their requirements for viewing live, interactive data. We will be paid a licensing fee for the usage of any data that it has mapped and will have the opportunity to add to the content and will be compensated for any usage of the content that has been added to the Immersive Media database.

Current Customers

Our marketing focus includes locations that have large areas to patrol such as law enforcement, airports, hospitals, universities, security companies, property management companies and commercial retail companies. We have a $2.2 million customer purchase commitments for more units to be delivered during 2008.

Competition

There are over eight leading companies engaged in personal mobility vehicle design, manufacturing and marketing (such as Segway, American Chariot, California Motors-Ride Vehicles, Gorilla Vehicles and others).

Some of our competitors are larger than we are and may have significantly greater name recognition and financial, sales and marketing, technical, manufacturing and other resources. These competitors may also be able to respond rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products. Our competitors may enter our existing or future markets with products that may provide additional features or that may be introduced earlier than our products.

We attempt to differentiate our company from our competitors by working to provide superior customer service and developing products with appealing functions targeted to our core markets of professional end users in law enforcement and private security. We cannot assure you that we will be able to compete successfully with our existing or new competitors. If we fail to compete successfully against current or future competitors, our business could suffer.

T3 Motion values its customer inputs as it is a customer driven company. Entering into any negotiation T3 follows a fundamental approach using one of three core customer interests.

•	T3 evaluates the available budget from its customer, building the value of the product rather than price. For example, one packaged T3 is able to fulfill the client’s needs for a multi-shift deployment related to competing products.

•	T3 maintains a manufacturing process that holds lead times to a 6-8 weeks timeframe.

•	T3 has an in-field swappable power system that enables our clients to operate vehicles without downtime for charging. The sustainable engineering and design was specifically tailored for the professional end user in law enforcement and private security.

Principal Executive Offices

Our principal executive office is located at 2990 Airway Avenue, Suite A, Costa Mesa, California 92626 and our telephone number is (714) 619-3600. Our website is www.T3motion.com. You should not consider the information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our company.

MANAGEMENT

The following table sets forth the names and ages of all of our directors and executive officers as of March 31, 2008. Also provided herein are a brief description of the business experience of each director, executive officer and significant employee during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws. All of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal.

There are no family relationships among directors or executive officers. Within the past five years, our directors and executive officers have not been (i) involved in any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time, (ii) convicted of any criminal proceeding, (iii) been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities, or (iv) convicted of violating a federal or state securities or commodities law.

Name	Age	Positions Held:

Ki Nam	48	Chief Executive Officer and Chairman
Kelly J. Anderson	40	Executive Vice President, Chief Financial Officer
Jason Kim	41	Chief Operations Officer
Neil Brooker	45	Chief Designer
Brian Buccella	35	Vice President, Sales and Marketing
Kenneth Cao	42	Vice President, Engineering
Corey Smead	34	Corporate Secretary
David Snowden	64	Director
Steven Healy	47	Director

Biographical Information

Ki Nam, Chief Executive Officer, has extensive experience as an entrepreneur developing cutting-edge products. Mr. Nam has served as Chief Executive Officer of T3 Motion since March 16, 2006. Mr. Nam founded Paradigm Wireless Company in 1999, a supplier of quality wireless equipment to the telecom industry, and Aircept founded in 2000, a leading developer, manufacturer, and service provider in the Global Positioning System (GPS) marketplace. In 2001, Mr. Nam founded Evolutionary Electric Vehicles (EEV) to provide high performance motor-controller packages to the emerging hybrid and electric vehicle market. Prior to founding his own companies, Mr. Nam worked at Powerwave Technologies, Inc. (Nasdaq: PWAV), where he helped guide the company to number five in Business Week’s list of Hot Growth Companies in 2000.

Kelly J. Anderson, Executive Vice President, Chief Financial Officer appointed in March 2008. From 2006 until 2008, Ms. Anderson was Vice President at Experian, a leading credit report agency. From 2004 until 2006, Ms. Anderson was Chief Accounting Officer for TripleNet Properties, G REIT, Inc., T REIT, Inc., NNN 2002 Value Fund, LLC, and Chief Financial Officer of NNN 2003 Value Fund, LLC and A REIT, Inc., these entities were real estate investment funds managed by TripleNet Properties. From 1996 to 2004, Ms. Anderson held senior financial positions with The First American Corp (NYSE: FAF) a Fortune 500 title insurance company.

Jason Kim, Chief Operations Officer, served as Chief Operations Officer of T3 Motion since June 2006. From 2005 to 2006, Mr. Kim served as the Vice President of Engineering and Operations for CalAmp Corporation’s M2M Products Division (Nasdaq: CAMP). From 2004 to 2005, Mr. Kim served as the Chief Operating Officer for Skybility, a wireless data transceiver module design and manufacturing company, which was later acquired by CalAmp Corporation to become its M2M Products Division. Prior to his employment with CalAmp, Mr. Kim held senior management positions with various wireless infrastructure companies including Remec Communications (Nasdaq: REMC) and computer hardware and data network communications companies.

Neil Brooker, Chief Designer, served as President of T3 Motion. From 2002 to 2005, Mr. Brooker was the Vice President of BMW Designworks U.S.A., the studio responsible for providing designs for BMW, Mini, and Rolls Royce, and for third-party clients such as Polaris, HP, Microsoft, Embraer, and Carver Yachts. From 1998 to 2002, Mr. Brooker served as Director/General Manager of the Porsche Design Studio in California where he was responsible for the development of the Porsche Carerra GT and the Porsche Cayman. During his time as a Director of International Automotive Design, Mr. Brooker was involved in several electric vehicle programs including the development of the City of Los Angeles Clean Air Transport LA 301 vehicle as well as the Calstart/Amerigon Showcase Electric Vehicle.

Brian Buccella, Vice President of Sales and Marketing, served as the Vice President of Sales and Marketing of T3 Motion, Inc. since 2006. From 2002 to 2005, Mr. Buccella was Director of Sales for Remec Communications (Nasdaq: REMC), a provider of critical components and subsystems to the wireless infrastructure markets worldwide. From 1997 to 2002, Mr. Buccella was Director of Program Management for Powerwave Technologies, Inc. (Nasdaq: PWAV), a global leader in design, development, and manufacturing of RF power amplifier solutions. Prior to his role with Powerwave, Mr. Buccella held senior sales and operations positions in the business services and financial industries.

Kenneth Cao, Vice President of Engineering, served as Vice President of Engineering of T3 Motion since March 2007. Mr. Cao joined T3 Motion in June 2006 as Director of Engineering. Prior to joining T3 Motion, Mr. Cao held positions as Director of Engineering at PWS/MOBI where he was responsible for research and development, product development, engineering, and manufacturing for wireless infrastructure, RF power amplifiers, TMA, and antenna. From 2000 to 2005, Mr. Cao was Director of Engineering for Paradigm/Remec (Nasdaq: REMC)/Powerwave Technologies, Inc. (Nasdaq: PWAV), a global provider of end-to-end wireless infrastructure solutions for use in wireless communications networks. Mr. Cao held various engineering positions at Motorola Inc. (Nasdaq: MOT) and Richardson Electronics (Nasdaq: RELL) from 1987 to 2000.

Corey Smead, Corporate Secretary, has over ten years experience in finance, management, and administration since August 2007, Ms. Smead served as the Director of Finance & Administration of T3 Motion. From March 2006 to August 2007, Ms. Smead was the Controller of EQMedia Partners, LLC. From January 2004 to March 2006, Ms. Smead was the Accounting Manager for Aircept/Air IQ U.S., Inc. From 2002 to 2003, Ms. Smead was the Controller of CTEK, LLC. Ms. Smead graduated from National University in 1993, holds a Certificate in Accountancy and a Certificate in Mediation, and is a licensed notary public.

David Snowden, Director, has over 40 years of professional experience including holding positions as Chief of Police for Beverly Hills (current), Costa Mesa (1986-2003), and Baldwin Park (1980-1986). Chief Snowden has held numerous Presidential positions including Police Chief’s Department of the League of Cities (1993), Orange County Chief’s and Sheriff’s Association (1990) and was Chairman of the Airbourne Law Enforcement (ABLE). Chief Snowden was inducted to the Costa Mesa Hall of Fame in 2003 and was voted top 103 most influential persons on the Orange Coast for 12 years running.

Steven Healy, Director, has been the Director of Public Safety at Princeton University since 2003, and was the President of the International Association of Campus Law Enforcement Administrators (IACLEA) until June 2007. He has served as a member of the IACLEA Government Relations Committee for the past 10 years and is active with issues regarding the Clery Act. Chief Healy testified before the U.S. Senate Committee on Homeland Security and Governmental Affairs on the topic of “Security on America’s College Campuses” in April 2007. He also appeared before the U.S. House of Representatives Committee on Education and Labor on the topic of “Best Practices for Making College Campuses Safe” on May 15, 2007. Chief Healy was recently appointed by the governor of New Jersey to serve on the state’s Campus Security Task Force. Prior to his position at Princeton University, Mr. Healy was the Chief of Police at Wellesley College in Wellesley, MA. He also served as Director of Operations at the Department of Public Safety at Syracuse University. During his tenure at Wellesley College, Chief Healy was the IACLEA North Atlantic Regional Director and President of the Massachusetts Association of Campus Law Enforcement Administrators.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Involvement in Certain Legal Proceedings

To the best of the Company’s knowledge, none of the officers and directors appointed have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have they been a party to any judicial or administrative proceeding during the past five years, except for matters that were dismissed without sanction or settlement, that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DIRECTOR AND EXECUTIVE COMPENSATION

Overview

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers identified under the “Executive Compensation — Summary Compensation Table” (the “Named Executive Officers”). As more fully described under “Compensation Committee” below, the Compensation Committee of the T3 Motion, Inc. Board (the “Compensation Committee”) reviews and makes all decisions for our executive compensation program, including: establishing salaries and reviewing benefit programs for the Chief Executive Officer (“CEO”) and each of our other Named Executive Officers (“NEOs”); reviewing, approving, recommending and administering our annual incentive compensation and stock option plans for employees and other compensation plans; and advising T3’s Board of Directors and making recommendations with respect to plans that require Board approval. Additionally, the Compensation Committee reviews and coordinates annually with the Nominating/Corporate Governance Committee of T3’s Board of Directors with respect to the compensation of our directors.

Compensation Committee

Committee Members and Independence

During 2007, the Compensation Committee of T3 consisted of all of the board of directors. As a privately held company, the T3 Board is not required to have a majority of its directors be independent nor is the Compensation Committee required to be composed of independent directors. We believe that Mr. Healy and Mr. Snowden would be deemed independent directors within the definition of independence used in the Rules of the New York Stock Exchange.

Role of the Compensation Committee in Establishing Compensation

The Compensation Committee establishes and maintains our executive compensation program through internal evaluations of performance, consultation with various executive compensation consultants and analysis of compensation practices in industries where we compete for experienced senior management. The Compensation Committee reviews our compensation programs and philosophy regularly, particularly in connection with its evaluation and approval of changes in the compensation structure for a given year. The Compensation Committee did not meet during 2007; items were approved by written consent.

Objectives of Our Compensation Program

Our executive compensation program is designed to attract, retain, incentivize and reward talented senior management who can contribute to our growth and success and thereby build value for our stockholders over the long-term. We believe that an effective executive compensation program is critical to our long-term success. By having an executive compensation program that is competitive with the marketplace and focused on driving sustained superior performance, we believe we can align the interests of our executive officers with the interests of shareholders and reward our executive officers for successfully improving shareholder returns. We have developed compensation programs with the following objectives:

•	attract and retain talented senior management to ensure our future success; and

•	structure a compensation program that appropriately rewards our executive officers for their skills and contributions to our company based on competitive market practice.

The Elements of Our Executive Compensation Program

The elements of our executive compensation program are as follows:

•	Base salary;

•	Annual incentive compensation (discretionary bonuses);

•	Equity-based awards;

•	Perquisites; and

•	Other benefits.

Base Salary.  Base salaries provide a fixed form of compensation designed to reward our executive officer’s core competence in his or her role. The Compensation Committee determines base salaries by taking into consideration such factors as competitive industry salaries; the nature of the position; the contribution and experience of the officers; and the length of service. The CEO makes salary recommendations for executive officers other than him and reviews such recommendations with the Compensation Committee.

Annual Incentive Compensation.  Discretionary annual incentive compensation is provided to incentivize our executive officers, in any particular year, to pursue particular objectives that the Compensation Committee believes are consistent with the overall goals and long-term strategic direction that the T3 Board has set for our company.

Equity Compensation.  On May 15, 2007, the Board of Directors adopted the 2007 Stock Incentive Plan (the “2007 Plan”) effective August 15, 2007. The purpose of the 2007 Plan was to promote the interests of us and our shareholders by enabling selected key employees to participate in our long-term growth by receiving the opportunity to acquire shares of T3 common stock and to provide for additional compensation based on appreciation in T3 common stock. The 2007 Plan provides for the grant of stock options to key employees, directors and consultants, including the executive officers who provide services to T3 Motion or any of its parents or subsidiaries. Under the 2007 Plan, stock options will vest over a specified period of time (typically four years) contingent solely upon the awardees’ continued employment with us. The 2007 Plan includes certain forfeiture provisions upon an awardees’ separation from service with us. The Compensation Committee determines whether to grant options and the exercise price of the options granted. The Committee has broad discretion in determining the terms, restrictions and conditions of each award granted under the 2007 Plan and no option may be exercisable after ten years from the date of grant. All option awards granted under the 2007 Plan will have an exercise price equal to the fair market value of T3’s common stock on the date of grant. Fair market value is defined under the 2007 Plan to be the closing market price of a share of T3’s common stock on the date of grant or if no market price is available, the amount as determined by the Board of Directors subject to confirmation by an outside appraiser. The Compensation Committee retains the discretion to make awards at any time in connection with the initial hiring of a new employee, for retention purposes, or otherwise. We do not have any program, plan or practice to time annual or ad hoc grants of stock options or other equity-based awards in coordination with the release of material non-public information or otherwise. Any or all administrative functions may be delegated by the Board to a committee of the Board. The Option Plan provides that in the event of a merger of T3 Motion with or into another corporation or of a “change in control” of T3 Motion, including the sale of all or substantially all of T3 Motion’s assets, and certain other events, the Board of Directors may, in its discretion, provide for the assumption or substitution of, or adjustment to, each outstanding award and accelerate the vesting of options.

The Option Plan will terminate on the earlier of (i) May 15, 2017, (ii) the date on which all 7,450,000 shares available for issuance under the Option Plan is issued, or (iii) the termination of all outstanding options in connection with a merger with or into another corporation or a “change in control” of T3 Motion.

The Board of Directors may generally amend or terminate the Option Plan as determined to be advisable. No such amendment or modification, however, may adversely affect the rights and obligations with respect to options or unvested stock issuances at the time outstanding under the Option Plan unless the optionee or the participant consents to such amendment or modification. Also, certain amendments may require shareholder approval pursuant to applicable laws and regulations.

The above-referenced stock option grants were issued without registration in reliance upon the exemption afforded by Section 4(2) and Rule 701 of the Act based on certain representations made to us by the recipients.

The 2007 Plan may be amended or terminated by the Board, at any time. However, an amendment that would impair the rights of a recipient of any outstanding award will not be valid with respect to such award without the recipient’s consent. A total of 7,450,000 shares of T3 common stock are authorized for issuance under the 2007 Plan. For the year ended December 31, 2007, there were 5,391,500 options granted under the 2007 Plan.

Perquisites.  We provide perquisites to our executive officers that we believe are reasonable and consistent with the perquisites that would be available to them at companies with whom we compete for experienced senior management. Perquisites include automobile allowances.

Other Benefits.  Other benefits to the executive officers include a 401(k) plan. We maintain a 401(k) plan for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation, through voluntary deferrals, for their eventual retirement. We do not offer employer matching with our 401(k) plan.

Director Compensation

The following director compensation disclosure reflects all compensation awarded to, earned by or paid to the directors below for the year ended December 31, 2007.

The persons listed below received the following compensation in exchange for their services as members of the Board of Directors of the Company. Ki Nam, our Chief Executive Officer, received no additional compensation as a director of the Company.

Change in
					Non-	Pension
					Equity	Value and
					Incentive	Nonqualified
	Fees Earned				Plan	Deferred
	or Paid in	Stock			Compen-	Compensation	All Other
	Cash	Awards	Options		sation	Earnings	Compensation		Total
Name	($)	($)	($)(2)		($)	($)	($)		($)

Ki Nam	0	0		(1)				(1)
David Snowden	20,000	0	10,127						30,127
Steven Healy	10,000	0	6,036						16,036

(1)	Mr. Nam was granted options to purchase 1,000,000 shares of our common stock during the year ended December 31, 2007 for his services as an officer. Please see the table below.

(2)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 with respect to stock options granted, as determined pursuant to SFAS 123(R). See Note 7 to the audited consolidated financial statements included in this annual report for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R).

Executive Compensation

The following summary compensation table indicates the cash and non-cash compensation earned during the year ended December 31, 2007 and the period from March 16, 2006 (date of inception) through December 31, 2006 by the Company’s Chief Executive Officer, and each of the other four highest paid executives of T3, if any, whose total compensation exceeded $100,000 during the year ended December 31, 2007.

Executive Compensation — Summary Compensation Table:

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(1)	($)	($)(2)	($)(3)	($)

Ki Nam,	2007	—	—	—	426,667	37,000	463,667
Chief Executive Officer	2006	—	—	—	—	24,690	24,690
and Chairman(4)
Kelly J. Anderson,		—		—	—	—	—
Executive Vice President, Chief Financial Officer(5)
Jason Kim,	2007	156,025	—	—	346,354	—	502,379
Chief Operations Officer	2006	61,346	2,000	—	—	—	63,346
Neil Brooker,	2007	189,269	—	—	84,444	9,000	282,713
Chief Designer	2006	135,192	500	—	—	6,577	142,269
Kenneth Cao,	2007	128,213	—	—	84,444	—	212,657
VP Engineering	2006	87,896	2,000	—	—	—	89,896
Brian Buccella,	2007	112,219	—	—	210,122	—	322,341
VP Sales	2006	73,077	3,000	—	—	—	76,077

(1)	Salary and bonuses for fiscal year 2006 for all employees, including our named executive officers, were paid from My Ventures, LLC, a corporation owned by our majority shareholder and Chief Executive Officer, Ki Nam. We reimbursed My Ventures for these payments monthly as they occurred.

(2)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 with respect to stock options granted, as determined pursuant to SFAS 123(R). See Note 7 to the audited consolidated financial statements included in this annual report for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R).

(3)	Perquisites and other personal benefits are valued at actual amounts paid to each provider of such perquisites and other personal benefits. The compensation earned represents the automobile allowance.

(4)	Commencing January 1, 2008, Mr. Nam will be drawing a salary.

(5)	Ms. Anderson was hired on March 17, 2008, and prior to her tenure, Mr. Kim was acting as CFO.

Employment Agreements

We have no formal employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

On March 17, 2008, we retained Kelly J. Anderson as our Executive Vice President, Chief Financial Officer. We do not have an employment contract with Ms. Anderson, however, upon her commencement of employment, was issued 200,000 stock options with a $0.60 exercise price.

Plan-Based Awards During 2007

The following table sets forth certain information with respect to grants of plan-based awards made to the NEOs under our equity incentive plans during 2007. Estimated Future Payouts Under Equity

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
								All Other
								Stock	All Other
								Awards:	Option	Exercise
								Number	Awards:	or Base	Grant Date
								of Shares	Number of	Price of	Fair Value
								of Stock	Securities	Option	of Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Underlying	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	Options (#)	($/Sh)	($/Sh)(2)

Ki Nam	12/10/2007	—	—	—	—	—	—		1,000,000	$0.77	$960,000
Kelly J. Anderson(1)		—	—	—	—	—	—		—	—	—
Jason Kim	12/10/2007	—	—	—	—	—	—		1,000,000	$0.60	$950,000
Neil Brooker	12/10/2007	—	—	—	—	—	—		200,000	$0.60	$190,000
Brian Buccella	12/10/2007	—	—	—	—	—	—		500,000	$0.60	$475,000
Ken Cao	12/10/2007	—	—	—	—	—	—		200,000	$0.60	$190,000
Corey Smead	12/10/2007	—	—	—	—	—	—		100,000	$0.60	$95,000

(1)	Ms. Anderson commenced employment on March 17, 2008, and prior to her employment, Mr. Kim was acting CFO.

(2)	The grant date fair value is the value of awards granted in 2007 as determined in accordance with FAS 123(R) disregarding that we recognizes the value of the awards for financial reporting purposes over the service period of the awards.

The following table summarizes the amount of our executive officers’ equity-based compensation outstanding at the fiscal year ended December 31, 2007:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards						Stock Awards
									Equity
									Incentive
			Equity					Equity	Plan Awards:
			Incentive Plan					Incentive	Market or
			Awards:				Market	Plan Awards:	Payout Value
	Number of	Number of	Number of			Number	Value of	Number of	of Unearned
	Securities	Securities	Securities			of Shares	Shares or	Unearned	Shares, Units
	Underlying	Underlying	Underlying			or Units of	Units of	Shares, Units	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock that	Stock that	or Other	Rights that
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Rights that	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Have Not Vested (#)	Vested ($)

Ki Nam	444,444		555,556	.77	12/10/2017
Kelly J. Anderson(1)	—		—		—
Jason Kim	364,583		635,417	.60	12/10/2017
Neil Brooker	88,889		111,111	.60	12/10/2017
Brian Buccella	221,181		278,819	.60	12/10/2017
Ken Cao	88,889		111,111	.60	12/10/2017
Corey Smead	—		100,000	.60	12/10/2017

(1)	Ms. Anderson commenced employment on March 17, 2008, and prior to employment, Mr. Kim was acting CFO.

Option Exercises and Stock Vested During Fiscal 2007

The following table sets forth certain information regarding exercises of stock options and stock vested held by the NEOs during the year ended December 31, 2007:

Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Ki Nam	—	$—	—	$—
Kelly J. Anderson(1)	—	—	—	—
Jason Kim	—	—	—	—
Neil Brooker	—	—	—	—
Brian Buccella	—	—	—	—
Ken Cao	—	—	—	—
Corey Smead	—	—	—	—

(1)	Ms. Anderson commenced employment on March 17, 2008, and prior to her employment, Mr. Kim was acting CFO.

Option/SAR Grants in Last Fiscal Year.

The following table lists our option grants for the year ended December 31, 2007 for our executive officers and directors.

		Percent of
	Number of Securities	Total Options/
	Underlying Options/SARs	SARs Granted to	Exercise or Base
Name	Granted (#)	Employees in Year	Price ($/Share)	Expiration Date

Ki Nam	1,000,000	18.6%	.77	12/10/2017
Kelly J. Anderson(1)	—	—	—	—
Jason Kim	1,000,000	18.6%	.60	12/10/2017
Neil Brooker	200,000	3.7%	.60	12/10/2017
Brian Buccella	500,000	9.3%	.60	12/10/2017
Kenneth Cao	200,000	3.7%	.60	12/10/2017
Corey Smead	100,000	1.9%	.60	12/10/2017
David Snowden	50,000	0.9%	.60	12/10/2017
Steven Healy	50,000	0.9%	.60	12/10/2017

(1)	Ms. Anderson commenced employment on March 17, 2008, and prior to her employment, Mr. Kim was acting CFO.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values.

The following table lists our option values for the year ended December 31, 2007 for our executive officers and directors. There were no options exercised during the last fiscal year.

			Number of Securities	Value of Unexercised
			Underlying Unexercised	in-the-Money
			Options/SARs	Options/SARs
	Shares	Value	at Year-End (#)	at Year-End ($)
	Acquired on	Realized	Exercisable /	Exercisable /
Name	Exercise (#)	($)	Unexercisable	Unexercisable

			570,833/	$548,000/
Ki Nam	—	—	429,167	$412,000
Kelly J. Anderson(1)	—	—	—	—
			114,167/	$108,458/
Jason Kim	—	—	509,028	$483,576
			284,375/	$270,156/
Neil Brooker	—	—	85,833	$81,542
			490,972/	$466,424/
Brian Buccella	—	—	215,625	$204,844
			114,167/	$108,458/
Kenneth Cao	—	—	85,833	$81,542
Corey Smead	—	—	0/100,000	$0/$95,000
			16,979/	$16,130/
David Snowden	—	—	33,021	$31,370
			12,674/	$12,040/
Steven Healy	—	—	37,326	$35,460

(1)	Ms. Anderson commenced employment on March 17, 2008, and prior to her employment, Mr. Kim was acting CFO.

We currently maintain our 2007 Stock Option/Stock Issuance Plan (the “Option Plan”). At January 1, 2008, an aggregate of 5,391,500 stock options were outstanding under the Option Plan.

Potential Payments upon Termination or Change-In-Control

SEC regulations state that we must disclose information regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of the company. We currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control. As a result, we have omitted this table.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 1, 2008 regarding compensation plans (including individual compensation arrangements) under which our securities are authorized for issuance. Information is included for both equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders.

Number of Securities
		Weighted-Average	Remaining Available
		Exercise Price of	for Future Issuance
	Number of Securities to be	Outstanding	Under Equity
	Issued Upon Exercise of	Options,	Compensation Plans
	Outstanding Options,	Warrants and	(Excluding Securities
Plan Category	Warrants and Rights	Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by stockholders	5,391,500	$0.63	2,058,500
Equity compensation plans not approved by stockholders	697,639	$1.081	—

Total	6,089,139		2,058,500

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following table reflects the activity of the related party transactions as of the respective periods.

	Notes	Related
	Receivable/	Party	Notes
	Advances(1)(2)	Payables(3)	Payable(4)

2006 Activity
Borrowings	$300,000	$2,756,549	$—
Interest accrued on balance of payables	—	34,195	—
Fixed asset contribution	—	276,471	—
Payments	—	(384,500)	—
Conversion to equity	—	(994,000)	—

Balance at December 31, 2006	300,000	1,688,715	—
Borrowings	2,024,563	4,174,205	2,000,000
Interest accrued on balance of payables	—	62,573	—
Payments	(2,300,000)	(3,562,224)	—
Discount on debt	—	—	(485,897)
Conversion to equity	—	(1,673,279)	—

Balance at December 31, 2007	$24,563	$689,990	$1,514,103
Payments	(3,000)	(549,902)	(1,000,000)
Discount on debt	—	—	303,685
Borrowings	12,987	—	—

Balance at March 31, 2008	$34,550	140,088	817,788

Advances

(1) The Company advanced funds to Graphion Technology USA LLC to be used for their operating requirements. This company was established by the Company’s Chief Executive Officer and is under common ownership. The advance is non-interest bearing and receivable upon demand. As of March 31, 2008 and December 31, 2007, the balance receivable from this entity was $28,902 and $21,653, respectively.

(1) As of March 31, 2008 and December 31, 2007, there was an outstanding employee receivable of $5,648 and $2,910, respectively.

Notes Receivable

(2) In 2007 and 2006, the Company has issued 3,207,941 shares of common stock for $2,300,000 short-term non-interest bearing notes receivable to one of our shareholders. During the year ended December 31, 2007, all amounts were paid in full.

Related Party Payables

(3) The Company received advances from Power Wireless Systems, Delta Motors, LLC and My Ventures, LLC to be used for operating requirements. These companies were established by the company’s Chief Executive Officer and are under common ownership. The advances bear interest at 3.88% and are due upon demand. During 2006, $994,000 of the balance was converted into 3,012,122 of common stock. As of December 31, 2006, the balances due to these companies were $418,521, $219,215 and $1,050,979, respectively. During 2007, $1,673,279 of the outstanding balance was converted to equity for no additional shares of common stock. There was no recognition of a gain or loss on conversion. There were no amounts due to these entities as of December 31, 2007.

(3) During 2007, the CEO advanced $1,644,990, of which $955,000 was repaid. The remaining balance of $689,990 is due upon demand. During the three months ended March 31, 2008, the Company repaid $549,902 of the outstanding balance.

Prior to January 1, 2008, all employees were employed and all salary and bonuses were paid by My Ventures, LLC. The Company reimbursed My Ventures, LLC for all payroll costs incurred. Prior to 2007, some employees performed limited services for My Ventures, LLC.

Fixed Assets

(3) During 2006, the Company received an aggregate of $276,471 of property and equipment from Power Wireless Systems which was recorded in related party payables.

Notes Payable

(4) On December 31, 2007, the Company issued a 12% secured promissory note in the principal amount of $2,000,000 to Immersive, one of our shareholders, due on December 31, 2008. The note is secured by all of the Company’s assets. In addition, the Company granted 697,639 of warrants excersiable at $1.08 per share of common stock. The Company recorded a discount of $485,897 related to the warrants and were calculated using the Black-Scholes option pricing model. The warrants will be amortized to interest expense over the one-year life of the note. There was no amortization of the warrants during 2007 and $303,685 during the three months ended March 31, 2008. During the three months ended March 31, 2008, the Company repaid $1,000,000.

Equity

During the year ended December 31, 2007 and the period from March 16, 2006 (date of inception) through December 31, 2006, the majority stockholder contributed $4,000,000 and $1,001,000, respectively to the Company’s equity for no additional shares of common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as to each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock and as to the security and percentage ownership of each executive officer and director of the Company and all officers and directors of the Company as a group as of June 30, 2008. Except where specifically noted, each person listed in the table has sole voting and investment power with respect to the shares listed.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as otherwise indicated, we believe that the beneficial owners listed below, based on the information furnished by these owners, have sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to applicable community property laws.

Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown, and their address is 2990 Airway Ave., Suite A., Costa Mesa, California 92626.

	Number of Shares of		Percent of Shares of
	Common Stock		Common Stock
Name of Beneficial Owner and Address	Beneficially Owned(1)		Beneficially Owned(2)

Ki Nam, Chairman and Chief Executive Officer	29,526,063	(3)	67.1	%(3)
Kelly J. Anderson, Chief Financial Officer	—
Jason Kim, Chief Operations Officer	490,972	(5)	1.1	(5)
Neil Brooker, Chief Designer	114,167	(4)	*	(4)
Brian Buccella, Vice President, Sales and Marketing	284,375	(6)	*	(6)
Kenneth Cao, Vice President, Engineering	114,167	(7)	*	(7)
Immersive Media Corp.	2,549,491	(8)	5.8	%(8)
Choon Sun Cho	2,298,851		5.3%
Vision Opportunity Master Fund, Ltd.	3,896,104	(9)	9.0	%(9)
All Executive Officers and Directors as a Group (7 persons)	30,529,744	(10)	67.8	%(10)

*	Less than 1%

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)	As of June 30, 2008, there were 43,427,428 common shares issued and outstanding.

(3)	This number includes 27,155,230 shares of common stock held by The Nam Family Trust Dated 02/17/07, Ki Nam and Yeong Hee Nam as Trustees. This number also includes 900,000 shares of common stock held by Justin Nam, who is the son of this stockholder. Further, this number includes 900,000 shares of common stock held by Michelle Nam, who is the daughter of this stockholder. These include 570,833 shares subject to an option to purchase common stock. Thus, the percentage of common stock beneficially owned by Mr. Nam is based on a total of 43,998,261 shares of common stock.

(4)	This number includes options to purchase 114,167 shares of common stock held by Mr. Brooker. Thus, the percentage of common stock beneficially owned by Mr. Brooker is based on a total of 43,541,595 shares of common stock.

(5)	This number includes options to purchase 490,972 shares of common stock held by Mr. Kim. Thus, the percentage of common stock beneficially owned by Mr. Kim is based on a total of 43,918,400 shares of common stock.

(6)	This number includes options to purchase 284,375 shares of common stock held by Mr. Buccella. Thus, the percentage of common stock beneficially owned by Mr. Buccella is based on a total of 43,711,803 shares of common stock.

(7)	This number includes options to purchase 114,167 shares of common stock held by Mr. Cao. Thus, the percentage of common stock beneficially owned by Mr. Cao is based on a total of 43,541,595 shares of common stock.

(8)	This number includes warrants to purchase 697,639 shares of common stock held by Immersive Media Corp. Thus, the percentage of common stock beneficially owned by Immersive Media Corp. is based on a total of 44,125,067 shares of common stock. The address for Immersive Media Corp. is Immersive Media Corp. is 224 — 15th Avenue SW, Calgary, AB T2R 0P7 Canada.

(9)	This number excludes warrants to purchase 3,896,103 shares of common stock held by Vision Opportunity Master Fund which may not be exercised within 60 days of July 14, 2008. The address for Vision Opportunity Master Fund is 20 West 55th Street, Fifth Floor, New York, New York, 10019.

(10)	This number includes options to purchase 1,604,167 shares of common stock held by the executive officers and directors. Thus, the percentage of common stock beneficially owned by the executive officers and directors is based on a total of 45,031,595 shares of common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of the Company for the year ended December 31, 2007 and the period from March 16, 2006 (date of inception) through December 31, 2006 and for the three months ended March 31, 2008 and 2007 and should be read in conjunction with T3 Motion’s consolidated financial statements, and the notes to those consolidate financial statements that are included elsewhere in this Prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

OVERVIEW

T3 Motion, Inc. (the “Company”) was organized on March 16, 2006, under the laws of the state of Delaware. The Company develops and manufactures T3 vehicles, which are electric three-wheel stand-up vehicles that are directly targeted to the public safety and private security markets. T3 vehicles have been designed to tackle a host of daily professional functions, from community policing to patrolling of airports, military bases, campuses, malls, public event venues and other high-density areas. The Company exited its development stage in January 2007 when it began generating revenues from selling its vehicles.

Effective December 15, 2006, the Company declared a 30,000-to-1 stock split of the Company’s common stock. All share amounts have been adjusted throughout the financial statements for this stock split.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis:

Concentrations of Credit Risk

Cash

The Company maintains its cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. From time to time, the Company’s cash balances exceed the amount insured by the FDIC. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to these deposits.

Receivables

The Company performs periodic evaluations of its customers and maintains allowances for potential credit losses as deemed necessary. The Company generally does not require collateral to secure its accounts receivable. The Company estimates credit losses based on management’s evaluation of historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment patterns when evaluating the adequacy of the allowance for doubtful accounts.

Cash and Cash Equivalents

The Company considers cash equivalents to be all short-term investments that have an initial maturity of 90 days or less and are not restricted. We invest our cash in short-term money market accounts.

Concentration of Risk

As of March 31, 2008, five customers accounted for approximately 58% of total accounts receivable and two customers accounted for approximately 26% of total revenues. As of March 31, 2007, one customer accounted for approximately 35% of total revenues.

As of December 31, 2007, two customers accounted for approximately 35% of total accounts receivable and no one customer accounted for more than 10% of total revenues.

Inventories

Inventories, which consist of raw materials, finished goods and work-in-process, are stated at the lower of cost or net realizable value, with cost being determined by the average-cost method, which approximates the first-in, first-out method. At each balance sheet date, the Company evaluates its ending inventories for excess quantities and obsolescence. This evaluation primarily includes an analysis of forecasted demand in relation to the inventory on hand, among consideration of other factors. Based upon the evaluation, provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the excess or obsolete inventories.

Property and Equipment

Property and equipment are stated at cost, and are being depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements are recorded at cost and amortized on a straight-line basis over the shorter of their estimated lives or the remaining lease term. Significant renewals and betterments are capitalized. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed. At the time property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are reflected in the consolidated statement of operations.

Intangible Property

The Company’s intangible asset consists of a data license agreement and is amortized on a straight-line basis over two years. All identified intangible assets are classified within other long-term assets on the consolidated balance sheets. The Company will perform an annual review of its identified intangible assets to determine if facts and circumstances exist which indicate that the useful life is shorter than originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances do exist, the Company assesses the recoverability of identified intangible assets b y comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Impairment of Long-Lived Assets

The Company accounts for its long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value or disposable value. As of December 31, 2007 and 2006, the Company does not believe there has been any impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products will continue, which could result in impairment of long-lived assets in the future.

Revenue Recognition

The Company recognizes revenues in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition. Under the provisions of SAB No. 104, the Company recognizes revenues when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured.

For all sales, the Company uses a binding purchase order as evidence of an arrangement. Delivery occurs when goods are shipped for customers with FOB Shipping Point terms. Shipping documents are used to verify delivery and customer acceptance. The Company assesses whether the sales price is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund. The Company offers a standard product warranty to its customers for defects in materials and workmanship for a period of one year or 2,500 miles, whichever comes first, and has no other post-shipment obligations. The Company assesses collectability based on the creditworthiness of the customer as determined by evaluations and the customer’s payment history.

All amounts billed to customers related to shipping and handling are classified as net sales, while all costs incurred by the Company for shipping and handling are classified as cost of sales.

The Company does not enter into contracts that require fixed pricing beyond the term of the purchase order. All sales via distributor agreements are accompanied with a purchase order. Further, the Company does not allow returns of unsold items.

The Company has executed various distribution agreements whereby the distributors agreed to purchase T3 vehicle packages (one T3, two power modules, and one charger per package). The terms of the agreements have monthly delivery schedules of the vehicles to be sold through the distributors in specified geographic regions. Under the terms of the agreements, the distributor takes ownership of the vehicles and the Company deems the items sold at delivery to the distributor.

Stock Based Compensation

The Company maintains a stock option plan and records expenses attributable to the Company’s stock option plan. Effective March 16, 2006 (date of inception), the Company adopted the Financial Accounting Standards Board’s (“FASB”) SFAS No. 123(R) “Share-Based Payment” (“SFAS 123(R)”) using the modified prospective method, in which compensation cost was recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123(R) for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date.

With the adoption of SFAS 123(R), the Company elected to amortize stock-based compensation for awards granted on or after the adoption of SFAS 123(R) on March 16, 2006 (date of inception) on a straight-line basis over the requisite service (vesting) period for the entire award.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not, that such asset will not be realized through future operations.

Loss Per Share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive. Options and warrants to purchase 6.1 and 10.1 million shares of common stock were outstanding at December 31, 2007 and March 31, 2008, respectively, but were excluded from the computation of diluted earnings per share due to the net losses for the period. No options or warrants were outstanding at December 31, 2006 or March 31, 2008.

Research and Development

The Company expenses research and development costs as incurred.

Advertising

Advertising expenses are charged against operations when incurred. Advertising expenses for the year ended December 31, 2007, the period from March 16, 2006 (date of inception) through December 31, 2006 and the three months ended March 31, 2008 and 2007 were $73,839, $63,109, $10,875 and $20,759 respectively, and is included in selling, general and administrative expenses in the accompanying consolidated statement of operation.

Commitments and Contingencies

On June 25, 2008, the Company elected to upgrade or replace approximately 400 external chargers (revision D or older) that were produced due to a chance that the chargers could fail over time. A failed charger could result in degrading the life of the batteries or cause the batteries to be permanently inoperable, or in extreme conditions result in thermal runaway of the batteries. The charges were placed in service between January 2007 and April 2008. The Company is notifying customers informing them of the need for an upgrade and will begin sending out new and/or upgraded chargers (revision E) in July to replace all existing revision D or older chargers that are in the field. After all the upgrades are complete, any remaining returned chargers will be upgraded to revision E and resold as refurbished units. The Company did not include any potential revenue from re-sales in the estimate. The total costs of upgrading or replacing these chargers are estimated to be approximately $73,000. The Company anticipates that all of the chargers will be upgraded or replaced by October 2008.

Recent Accounting Pronouncements

In March 2008, the Accounting Standards Board (“FASB”) issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”). SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. SFAS No. 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk-related. Finally, it requires cross-

referencing within footnotes to enable financial statement users to locate important information about derivative instruments. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company will adopt SFAS No. 161 in the first quarter of 2009 and does not believe the adoption will have a material effect on its consolidated financial statements.

In September 2006, the FASB issued Statement No. 157 (“SFAS No. 157”), Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value instruments. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157” (the “FSP”). The FSP amends SFAS No. 157 to delay the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (that is, at least annually). There was no effect on the Company’s consolidated financial statements as a result of the adoption of SFAS No. 157 as of January 1, 2008 as it relates to financial assets and financial liabilities. For items within its scope, the FSP defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Company will adopt SFAS No. 157 as it relates to non-financial assets and non-financial liabilities in the first quarter of 2009 and does not believe adoption will have a material effect on its consolidated financial statements.

In December 2007, the FASB issued Statement No. 160, “Non-controlling Interests in Consolidated Financial Statements” which requires entities to report non-controlling (minority) interests in subsidiaries in the same way as equity in the consolidated financial statements. The statement is effective for fiscal years beginning after December 5, 2008. We will adopt this statement as of the beginning of 2009 and are currently assessing the potential impact of adoption.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating SFAS No. 159 to determine the impact, if any, on its consolidated financial statements.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation requires that the Company recognize in the financial statements the impact of that tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective for non public entities for fiscal years beginning after December 15, 2007 with the cumulative effect of the change in accounting principle recorded as an adjustment to beginning retained earnings. The cumulative effect, if any, of applying the provisions of FIN No. 48 upon initial adoption, will be reported as an adjustment to retained earnings as of the beginning of fiscal 2008.

The Company does not believe that the adoption had a material impact on its financial condition or results of operations.

Business Segments

We currently only have one reportable business segment due to the fact that we derive our revenue from one product and currently from one geographic region.

RESULTS OF OPERATIONS

For the Three Months Ended March 31, 2008 and 2007:

The following table sets forth the results of our operations for the periods indicated:

	For the Three Months Ended March 31,
	2008	2007
	(unaudited)

Revenues	$1,502,101	$267,672
Cost of revenues	2,051,741	588,783

Gross loss	(549,640)	(321,111)
Operating expenses:
Sales and marketing	444,482	222,080
Research and development	311,283	190,188
General and administrative	1,041,697	460,903

Total operating expenses	1,797,462	873,171

Loss from operations	(2,347,102)	(1,194,282)

Other income (expense):
Interest income	23,949	271
Other income	49	—
Interest expense	(365,118)	(17,047)

Total other income (expense), net	(341,120)	(16,776)

Loss before provision for income tax	(2,688,222)	(1,211,058)
Provision for income tax	800	800

Net loss	(2,689,022)	(1,211,858)
Other comprehensive loss:
Foreign currency translation loss	(135)	—

Comprehensive loss	$(2,689,157)	$(1,211,858)

Net loss per share — basic and diluted	$(0.07)	$(0.04)

Weighted average shares outstanding — basic and diluted	39,260,128	34,361,212

Revenues.  Our revenues are from sales of T3 personal mobility vehicles, power modules, chargers and related accessories. We exited as a development stage company in January 2007 when we began selling our vehicles and generating revenue. During the first quarter 2007, we initiated our sales strategy and began selling our product. The increase in revenue is attributable to the ramp up of our sales strategy and implementation of such strategy. Our growth quarter over quarter is directly attributable to the implementation of the sales strategy and the results of our T3 brand recognition.

Cost of revenues.  Cost of revenues consisted of materials, labor to produce our vehicles and accessories, warranty and service costs and applicable overhead allocations. The increase in cost of revenues quarter over quarter is attributable to the increase in sales offset by our continued efforts to reduce our materials and production costs. The cost reduction strategy will continue as our volume increases and we are able to achieve volume discounts on our materials along with production efficiencies.

Gross loss.  The gross loss was attributable to the Company having begun the initial sale of the T3 product and accessories to major customers in January 2007. As a result of the commencement of production, we incurred cost overruns and inefficiencies in our production process. During 2008, we have continued to source lower product costs as well as production efficiencies. Management has and will continue to evaluate our processes and materials to reduce the costs of revenue over the next year.

Sales and marketing expense.  Sales and marketing increased due to the conclusion of the prototype development of the T3 unit in fiscal year 2006 and commencement of sales of the T3 product and accessories to customers in fiscal year 2007. The costs are primarily attributable to the hiring of sales and marketing staff, travel and trade show expenses, and other sales and marketing related expenses.

Research and development.  Research and development costs, which included development expenses such as salaries, consultant fees, cost of supplies and materials for samples, as well as outside services costs related to R&D increased over the prior year primarily due to continued design efforts to produce a lower cost vehicle along with continued efforts to design additional products and technology to assist with the cost reduction efforts.

General and administrative.  General and administrative expenses increase is primarily attributable to increased wages from the addition of staff, increased depreciation, increased stock option expense and increased professional fees to support our public company filing requirements as well as infrastructure support to aid with our continued growth.

Total other income (expense), net.  Our total other income (expenses), increased primarily due to increased interest expense from the increase in related party payables during the year and the debt discounts associated with such debt, offset in part by increased interest income from the increased cash balance.

Net Loss.  Our net loss for the three months ended March 31, 2008 was $(2,689,022), or $(0.07) per basic and diluted share compared to $(1,211,858), or $(0.04) per basic and diluted share, for the same period of the prior year. The increase in net loss is attributable to strategic product sales at higher average costs per product. Significant improvements have been and will continue to be made to lower the average cost per unit. Management will continue to implement our cost reduction strategy over the next year to continue to reduce the average cost per product.

LIQUIDITY AND CAPITAL RESOURCES

Our principal capital requirements are to fund working capital requirements, invest in research and development and capital equipment and to make our debt service payments. We will continue to raise equity and/or secure additional debt to meet our working capital requirements. For the year ended December 31, 2007, our independent registered public accounting firm noted in its report that we have incurred losses from operations and have an accumulated deficit of approximately $12.0 million as of December 31, 2007 and $14.8 million as of March 31, 2008, which raises substantial doubt about our ability to continue as a going concern. Management believes that our current source of funds and current liquid assets will allow us to continue as a going concern through at least the end of 2008. We started selling our vehicles in 2007 and we have obtained equity financing through our Private Placement Memorandum, from third parties of $6,000,000 in the first quarter of 2008, $659,000 during the second quarter 2008 and may raise additional debt and/or equity capital to finance future activities through 2008. As of March 31, 2008, we had approximately $2.2 million of customer purchase commitments to be fulfilled and realized during 2008. In light of these plans, management is confident in our ability to continue as a going concern.

Until management achieves our cost reduction strategy over the next year, we will require additional capital to meet our working capital requirements, research and development and capital requirements. We will continue to raise additional equity and/or financing to meet our working capital requirements.

Our principal sources of liquidity are our cash and the net proceeds from this offering. As of March 31, 2008, our cash and cash equivalents were $5,775,028, or 56.9% of total assets. The increase in cash and cash equivalents during the three months ended March 31, 2008, was primarily attributable to equity raised of $6,000,000, offset in part by cash used in operating activities of $2,510,227.

Cash Flows

For the Three Months Ended March 31, 2008 and 2007

Net cash flow used in operating activities was $2,206,592 for the three months ended March 31, 2008 compared with $1,768,461 for the same period of the prior year. The increase of net cash flow used in operating activities for the three months ended March 31, 2008 was mainly due to increase in our cost of goods and hiring of additional employees.

Net cash flow used in investing activities was $1,210,565 for the three months ended March 31, 2008 compared to $147,085 for the same period of the prior year. Uses of cash flow for investing activities included equipment and purchase of a data license. The increase of net cash flow used in investing activities during the three months ended March 31, 2008 was mainly due to the set up of our production lines and data license purchase.

Net cash flow provided by financing activities was $4,260,048 for the three months ended March 31, 2008 compared to $1,959,456 for the same period of the prior year. The increase in net cash flow was mainly due to $5,809,950 in equity financing from sale of stock and advances from related parties.

RESULTS OF OPERATIONS

The following table sets forth the results of our operations for the periods:

		For the Period from
	Year Ended	March 16, 2006 (Date
	December	of Inception) through
	31, 2007	December 31, 2006

Revenues	$1,822,269	$—
Cost of revenues	3,928,525	—

Gross loss	(2,106,256)	—
Operating expenses:
Sales and marketing	1,724,779	—
Research and development	1,243,430	1,251,169
General and administrative	3,454,496	2,215,460

Total operating expenses	6,422,705	3,466,629

Loss from operations	(8,528,961)	(3,466,629)

Other income (expense):
Interest income	3,239	826
Other income	12,426	—
Interest expense	(63,136)	(34,195)

Total other income (expense), net	(47,471)	(33,369)

Loss before provision for income tax	(8,576,432)	(3,499,998)
Provision for income tax	800	800

Net loss	(8,577,232)	(3,500,798)
Other comprehensive loss:
Foreign currency translation loss	(777)	—

Comprehensive loss	$(8,578,009)	$(3,500,798)

Net loss per share — basic and diluted	$(0.24)	$(0.12)

Weighted average shares outstanding — basic and diluted	35,223,795	30,126,980

Revenues.  Our revenues are from sales of T3 personal mobility vehicles, power modules, chargers and related accessories. We exited as a development stage company in January 2007 when we began selling our vehicles and generating revenue. The increase in revenue is attributable to the conclusion of the prototype development of the T3 unit in fiscal year 2006 and commencement of sales of the T3 product and accessories to customers in fiscal year 2007. Management believes that sales will continue to grow based on the firm establishment of its sales and marketing strategy.

Cost of revenues.  Cost of revenues consisted of materials, labor to produce our vehicles and accessories, warranty and service costs and applicable overhead allocations. The increase in cost of revenues for the year ended December 31, 2007 attributable to the sale of products and accessories to customers commencing in January 2007. Prior to January 2007, we were a development stage company and did not generate any sales or cost of revenues.

Gross loss.  The gross loss was attributable to the Company having begun the initial sale of the T3 product and accessories to major customers in January 2007. As a result of the commencement of production, we incurred cost overruns and inefficiencies in our production process. Management has and will continue to evaluate our processes and materials to reduce the costs of revenue over the next fiscal year.

Sales and marketing expense.  Sales and marketing increased due to the conclusion of the prototype development of the T3 unit in fiscal year 2006 and commencement of sales of the T3 product and accessories to customers in fiscal year 2007. The costs are mainly attributable to the hiring of sales and marketing staff, travel and trade show expenses, and other sales and marketing related expenses.

Research and development.  Research and development costs, which included development expenses such as salaries, consultant fees, cost of supplies and materials for samples, as well as outside services costs related to R&D, was $1,243,430 for the year ended December 31, 2007, compared to $1,251,169 for the period from March 16, 2006 (date of inception) through December 31, 2006, a decrease of $7,739, or 0.63%.

General and administrative.  General and administrative expenses was $3,454,496 for the year ended December 31, 2007, compared to $2,215,460 for the period from March 16, 2006 (date of inception) through December 31, 2006, an increase of $1,239,036, or 55.9%. This increase is primarily attributable to increased wages from the addition of staff, increased depreciation and increased professional fees.

Total other income (expense), net.  Our total other income (expenses), net consisted of interest expense of $63,136, interest income of $3,239, and other income of $12,426 for the year ended December 31, 2007, compared to interest expense of $34,195 for the period from March 16, 2006 (date of inception) through December 31, 2006. The increase in interest expense is related to the increase in related party payables during the year.

Net Loss.  Our net loss for the year ended December 31, 2007 was $(8,577,232), or $(0.24) per basic and diluted share compared to $(3,500,798), or $(0.12) per basic and diluted share, for the period from March 16, 2006 (date of inception) through December 31, 2006. The increase in net loss is attributable to strategic product sales at higher average costs per product. Significant improvements have been and will continue to be made to lower the average cost per unit. Management will continue to implement our cost reduction strategy over the next year to continue to reduce the average cost per product.

LIQUIDITY AND CAPITAL RESOURCES

Our principal capital requirements are to fund working capital requirements, invest in research and development and capital equipment and to make our debt service payments. We will continue to raise equity and/or secure additional debt to meet our working capital requirements. For the year ended December 31, 2007, our independent registered public accounting firm noted in its report that we have incurred losses from operations and have an accumulated deficit of approximately $12.0 million as of December 31, 2007, which raises substantial doubt about our ability to continue as a going concern. Management believes that our current source of funds and current liquid assets will allow us to continue as a going concern through at least the end of 2008. We started selling our vehicles in 2007 and we have obtained equity financing from third parties of $6,000,000 in the first quarter of 2008 (and an aggregate of $6,600,000 through May 12, 2008) and may raise additional debt and/or equity capital to finance future activities through 2008. As of December 31, 2007, we had approximately $1.8 million of customer purchase commitments to be fulfilled and realized during 2008. In light of these plans, management is confident in our ability to continue as a going concern.

Until management achieves our cost reduction strategy over the next year, we will require additional capital to meet our working capital requirements, research and development and capital requirements. As of May 12, 2008, through our Private Placement Memorandum, we have raised over $6.6 million of additional equity to meet our working capital requirements. We will continue to raise additional equity and/or financing to meet our working capital requirements.

Our principal sources of liquidity are our cash and the net proceeds from this offering. As of December 31, 2007, our cash and cash equivalents were $4,932,272, or 64.7% of total assets, an increase of $4,925,684 from December 31, 2006. The increase in cash and cash equivalents during the year ended December 31, 2007, was primarily attributable to equity raised of $9,688,000, $2,000,000 of proceeds from related party notes, offset in part by cash used in operating activities of $6,655,226.

Cash Flows

Year Ended December 31, 2007

Net cash flow used in operating activities was $6,655,226 for the year ended December 31, 2007 compared with $3,184,654 for the period from March 16, 2006 (date of inception) through December 31, 2006. The increase of net cash flow used by operating activities for the year ended December 31, 2007 was mainly due to increase in our cost of goods and hiring of additional employees.

Net cash flow used in investing activities was $780,867 for the year ended December 31, 2007 compared to $216,002 for the period from March 16, 2006 (date of inception) through December 31, 2006. Uses of cash flow for investing activities included parts tooling, equipment and facilities improvements. The increase of net cash flow used in investing activities during the year ended December 31, 2007 was mainly due to the set up of our production lines.

Net cash flow provided by financing activities was $12,362,554 for the year ended December 31, 2007 compared to $3,407,244 for the period from March 16, 2006 (date of inception) through December 31, 2006. The increase in net cash flow was mainly due to $7,388,000 in equity financing from sale of stock and contributions from stockholders, proceeds from a related party note of $2,000,000 and the collection of a related party note receivable of $2,300,000 during the year ended December 31, 2007.

On December 31, 2007, we received $3,000,000 from the sale of 1,851,852 shares of our common stock and $2,000,000 from the sale of 12% secured debt in the principal amount of $2,000,000 due December 31, 2008.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations and cash flows.

The following tables summarize our contractual obligations as of December 31, 2007, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	5 Years +
		In thousands

Contractual Obligations :
Bank Indebtedness	$—	$—	$—	$—	$—
Other Indebtedness	$2,000,000	$2,000,000	$—	$—	$—
Capital Lease Obligations	$—	$—	$—	$—	$—
Operating Leases	$1,604,000	$386,000	$669,000	$549,000	$—
Purchase Obligations	$—	$—	$—	$—	$—

Total Contractual Obligations:	$3,604,000	$2,386,000	$669,000	$549,000	$—

Operating lease amounts include the lease for the Company’s main office, manufacturing facility, and automobiles. All leases are on a fixed repayment basis. None of the leases includes contingent rentals.

Off-balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Related Party Transactions

For a description of our related party transactions see the section of this Prospectus entitled “Certain Relationships and Related Transactions.”

Quantitative and Qualitative Disclosures about Market Risk

We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts. Our financial instruments consist of cash and cash equivalents, trade accounts receivable, related-party receivables, accounts payable, accrued liabilities and related-party payables. We consider investments in highly liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents.

Interest Rates.  Our exposure to market risk for changes in interest rates relates primarily to our short-term investments and short-term obligations; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities. At March 31, 2008 and December 31, 2007, we had $5,775,028 and $4,932,272, respectively, in cash and cash equivalents. A hypothetical 0.5% increase or decrease in interest rates would not have a material impact on our earnings or loss, or the fair market value or cash flows of these instruments.

Comprehensive Income or Loss

For the year ended December 31, 2007, the period from March 16, 2006 (date of inception) through December 31, 2006 and for the three months ended March 31, 2008 and 2007, we had $777, $0, $135 and $0 respectively, of other comprehensive loss, which is related to foreign currency transaction loss from our wholly owned subsidiary T3 Motion Ltd. (UK).

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years or the interim period from January 1, 2006 through the date of this prospectus.

DESCRIPTION OF PROPERTY

Offices and Facilities

Our main office and manufacturing facility is located in Costa Mesa, California. The table below provides a general description of our properties:

Location	Principal Activities	Area (Sq. Meters)	Lease Expiration Date

2990 Airway Ave., Costa Mesa, California 92626	Main Office and Manufacturing facility	33,520	August 31, 2012
2975 Airway Ave., Costa Mesa, California 92626	Research and Development, warehouse, and service facility	14,000	December 31, 2008

The Company leases its main office and factory premises under a property lease agreements that expire through 2012, with an option to renew the lease. Minimum future commitments under the lease agreements payable as of December 31, 2007 are as follows:

Year Ended December 31	Amount

2008	$371,000
2009	366,000
2010	299,000
2011	309,000
2012	240,000

Rental expense was $96,308, $71,208, $407,000 and $168,000 for the three months ended March 31, 2008 and 2007, the year ended December 31, 2007 and the period from March 16, 2006 (date of inception) through December 31, 2006, respectively. We believe that our existing facilities are well maintained and in good operating condition.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

At this time, our common shares are not traded on any public markets. We currently have 43,427,428 shares of common stock issued and outstanding. We have approximately 50 stockholders of record of our common stock.

We also have outstanding warrants that were issued in conjunction with a private placement of our common stock pursuant to a Securities Purchase Agreements with our investors. These warrants, if exercised, would permit stockholders to purchase an additional 4,593,742 shares of our common stock.

After this offering, assuming conversion of all the warrants, we will have 50,114,239 shares of common stock outstanding, which does not include 7,450,000 shares of common stock reserved for issuance under our 2007 Stock Plan (“2007 Stock Plan”). All of our outstanding shares will be freely tradable without restriction or further registration under the federal securities laws, subject in some cases to volume and other limitations.

In accordance with our 2007 Stock Plan we have also issued options to employees and consultants to purchase a total of 5,591,500 shares of our common stock. This includes an option to Ki Nam to purchase 1,000,000 shares of our common stock. The options will expire five or ten years from the date of grant. The price for each share of common stock purchased pursuant to the options is $0.77.

Dividends

We intend to retain Company earnings to finance the growth and development of our business and we do not anticipate paying cash dividends on the Company’s capital stock in the foreseeable future. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors including future earnings and capital requirements.

Restricted Offerings

Since inception, the registrant issued and sold the following unregistered securities:

	Number of	Number of	Number of	Percentage
	Shares Owned	Shares Being	Shares Owned after	Owned after
Name of Selling Stockholder	before Offering	Offered	Offering(1)	Offering(1)

Mi Cha Shim	606,060	606,060	0	0
Kyong Hee Koo	1,515,152	1,515,152	0	0
Jong Han Kim	600,000	600,000	0	0
Myung Ja Kim-Kwon	229,885	229,885	0	0
Yoon Ja Han	229,885	229,885	0	0
Choon Sun Cho	2,298,851	2,298,851	0	0
Maddog Executive Services, LLC(2)	459,770	459,770	0	0
Al Cordero	2,360,000	2,360,000	0	0
Stu Aplin	25,000	25,000	0	0
Immersive Media Corp.(3)	2,549,491	2,549,491	0	0
Vision Opportunity Master Fund, Ltd.(4)	7,792,207	7,792,207	0	0
Bruce F. Young and Christine A. Slowey	18,182	18,182	0	0
Calvin A. Goodson	1,212	1,212	0	0
Phillip A. Bounsall	3,000	3,000	0	0
Lynne Zorse Katz	48,485	48,485	0	0
Edgar Luna & Jennifer Nicoletti	6,060	6,060	0	0
Clifford J. Broder	1,212	1,212	0	0
Brett Zorse	90,909	90,909	0	0
Lee E. Rudolph Jr. & Shaney B. Rudolph	60,606	60,606	0	0
Kristopher D. Carney	15,000	15,000	0	0
Debra & Robert Hart	6,000	6,000	0	0
Frederick C. Young	4,200	4,200	0	0
James M. Royce	2,000	2,000	0	0
Caren Montano	12,122	12,122	0	0
Charles D. Slowey	2,000	2,000	0	0
David D. Kim & Yulie K. Kim	6,061	6,061	0	0
Eric S. Scaff(5)	1,212	1,212	0	0
Gallin Chen	6,061	6,061	0	0
Thomas Slowey and Maria Slowey	4,545	4,545	0	0
Wayne Nelson	6,000	6,000	0	0
Peter Kinash	2,500	2,500	0	0
Cameron Brown	3,000	3,000	0	0
Margarent V. Wourms	1,000	1,000	0	0
Linda Whitehead	1,000	1,000	0	0
Dwayne Sorobey	1,000	1,000	0	0

	Number of	Number of	Number of	Percentage
	Shares Owned	Shares Being	Shares Owned after	Owned after
Name of Selling Stockholder	before Offering	Offered	Offering(1)	Offering(1)

Natasha Sorobey	1,000	1,000	0	0
J. Roderick Matheson	6,000	6,000	0	0
Solomon Chebib	15,000	15,000	0	0
F. Garfield Anderson	10,000	10,000	0	0
Thomas R. Hart	1,000	1,000	0	0
Sandra Rivest	5,000	5,000	0	0
Melissa Hart	1,000	1,000	0	0
Harpreet Chico Dhuga	1,000	1,000	0	0
Colleen Dhuga	1,000	1,000	0	0
David Anderson	3,000	3,000	0	0
Lisa Anderson	3,000	3,000	0	0
Karen Tanaka	3,000	3,000	0	0
Blanca R. Stahlman	1,213	1,213	0	0
Marc J. Butler	20,000	20,000	0	0
Dennis Chu	9,000	9,000	0	0
Thomas J. Sachs	6,060	6,060	0	0
Germaine Matheson	6,000	6,000	0	0
Gord Bell	1,000	1,000	0	0
Marilyn Handford	2,000	2,000	0	0
Larry K. Goodman	1,000	1,000	0	0

TOTAL	19,065,940	19,065,940	0	0

(1)	Assumes that all shares including shares underlying warrants will be resold by the selling stockholders after this offering.

(2)	The natural person with voting and dispositive powers for this stockholder is Albert Lin.

(3)	Includes 697,639 shares of common stock to be issued upon exercise of warrants. These securities were issued in a private placement of our securities that we completed on December 31, 2007. The natural person with voting and dispositive powers for this stockholder is David Anderson.

(4)	Includes 3,896,103 shares of common stock to be issued upon exercise of warrants. These securities were issued in a private placement of our securities that we completed on March 28, 2008. The natural person with voting and dispositive powers for this stockholder is Adam Benowitz.

(5)	This stockholder is a registered representative of Omni Brokerage, Inc., a FINRA Member Firm. The stockholder acquired the shares in the ordinary course of business and at the time of the acquisition of the shares, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have adopted provisions in our articles of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). We maintain directors’ and officers’ liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

After this offering, we will be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and we intend to file periodic reports, proxy statements and other information with the SEC.

T3 MOTION, INC.

FINANCIAL INFORMATION TABLE OF CONTENTS

Page

AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets as of December 31, 2006 and 2007	F-2
Consolidated Statements of Operations and Other Comprehensive Loss for the period from March 16, 2006 (date of inception) through December 31, 2006 and the year ended December 31, 2007	F-3
Consolidated Statements of Changes in Stockholders’ (Deficit) Equity for the period from March 16, 2006 (date of inception) through December 31, 2006 and the year ended December 31, 2007	F-4
Consolidated Statements of Cash Flows for the period from March 16, 2006 (date of inception) through December 31, 2006 and the year ended December 31, 2007	F-5
Notes to Consolidated Financial Statements	F-6 - F-19
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheets as of December 31, 2007 and March 31, 2008 (unaudited)	F-20
Condensed Consolidated Statements of Operations and Other Comprehensive Loss for the three months ended March 31, 2007 and 2008 (unaudited)	F-21
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and 2008 (unaudited)	F-22
Notes to Condensed Consolidated Financial Statements (unaudited)	F-23 - F-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
T3 Motion, Inc.

We have audited the accompanying consolidated balance sheets of T3 Motion, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2007 and for the period from March 16, 2006 (date of inception) through December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit on its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of T3 Motion, Inc. as of December 31, 2007 and 2006, and the results of their operations and their cash flows for year ended December 31, 2007 and for the period March 16, 2006 (date of inception) through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 1, the Company has incurred significant operating losses, had negative cash flows from operations in 2007 and 2006, and accumulated deficit of $12,078,030 at December 31, 2007. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

/s/  KMJ CORBIN & COMPANY LLP

Irvine, California
May 13, 2008

T3 MOTION, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$4,932,272	$6,588
Accounts receivable, net of reserves of $30,000 and $0, respectively	342,185	—
Related party receivable	24,563	300,000
Inventories	1,219,094	289,707
Prepaid expenses and other current assets	59,467	78,812

Total current assets	6,577,581	675,107
Property and equipment, net	1,005,863	441,295
Deposits	44,782	—

Total assets	$7,628,226	$1,116,402

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,105,649	$306,009
Bank overdraft	—	252,221
Accrued expenses	627,237	75,255
Related party payables	689,990	1,688,715
Related party note payable, net of debt discount	1,514,103	—

Total current liabilities	3,936,979	2,322,200

Commitments and contingencies
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 100,000,000 shares authorized; 39,131,685 and 33,921,212 shares issued and outstanding	39,132	33,921
Additional paid-in capital	15,730,922	2,261,079
Accumulated deficit	(12,078,030)	(3,500,798)
Accumulated other comprehensive income:
Foreign currency translation adjustments	(777)	—

Total stockholders’ equity (deficit)	3,691,247	(1,205,798)

Total liabilities and stockholders’ equity (deficit)	$7,628,226	$1,116,402

See accompanying notes to consolidated financial statements

T3 MOTION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

		For the Period
		from
		March 16,
		2006
		(Inception)
	Year Ended	through
	December 31,	December 31,
	2007	2006

Revenues	$1,822,269	$—
Cost of revenues	3,928,525	—

Gross loss	(2,106,256)	—

Operating expenses:
Sales and marketing	1,724,779	—
Research and development	1,243,430	1,251,169
General and administrative	3,454,496	2,215,460

Total operating expenses	6,422,705	3,466,629

Loss from operations	(8,528,961)	(3,466,629)

Other income (expense):
Interest income	3,239	826
Other income	12,426	—
Interest expense	(63,136)	(34,195)

Total other income, net	(47,471)	(33,369)

Loss before provision for income taxes	(8,576,432)	(3,499,998)
Provision for income taxes	800	800

Net loss	(8,577,232)	(3,500,798)
Other comprehensive loss:
Foreign currency translation loss	(777)	—

Comprehensive loss	$(8,578,009)	$(3,500,798)

Net loss per share:
Basic	$(0.24)	$(0.12)

Diluted	$(0.24)	$(0.12)

Weighted average common shares outstanding:
Basic	35,223,795	30,126,980

Diluted	35,223,795	30,126,980

See accompanying notes to consolidated financial statements

T3 MOTION, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

						Net
	Common		Additional	Other		Stockholders’
	Stock		Paid-in	Comprehensive	Accumulated	(Deficit)
	Shares	Amount	Capital	Loss	Deficit	Equity

Balance, March 16, 2006 (Date of Inception)	30,000,000	$30,000	$(29,000)	$—	$—	$1,000
Issuance of common stock for notes receivable	909,090	909	299,091	—	—	300,000
Capital contributed by the majority stockholder	—	—	1,000,000	—	—	1,000,000
Conversion of related-party debt for shares of common stock	3,012,122	3,012	990,988	—	—	994,000
Net loss	—	—	—	—	(3,500,798)	(3,500,798)

Balance, December 31, 2006	33,921,212	33,921	2,261,079	—	(3,500,798)	(1,205,798)
Issuance of common stock for cash, net of issuance costs of $210,000	2,911,622	2,912	3,385,088	—	—	3,388,000
Issuance of common stock for a note receivable	2,298,851	2,299	1,997,701	—	—	2,000,000
Capital contributed by the majority stockholder	—	—	4,000,000	—	—	4,000,000
Conversion of related-party debt to equity	—	—	1,673,279	—	—	1,673,279
Value of warrants issued with debt	—	—	485,897	—	—	485,897
Share-based compensation expense	—	—	1,927,878	—	—	1,927,878
Foreign currency translation loss	—	—	—	(777)	—	(777)
Net loss	—	—	—	—	(8,577,232)	(8,577,232)

Balance, December 31, 2007	39,131,685	$39,132	$15,730,922	$(777)	$(12,078,030)	$3,691,247

See accompanying notes to consolidated financial statements

T3 MOTION, INC.

CONSOLIDATED STATEMENTS OF CASHFLOW

		For the Period
		from
		March 16,
		2006
		(Inception)
	Year Ended	through
	December 31,	December 31,
	2007	2006

Cash flows from operating activities:
Net loss	$(8,577,232)	$(3,500,798)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	30,000	—
Depreciation and amortization	191,736	51,178
Warranty expense	410,795	—
Stock compensation expense	1,927,878	—
Changes in operating assets and liabilities:
Accounts receivable	(372,185)	—
Inventories	(929,387)	(289,707)
Prepaid expenses and other current assets	19,345	(78,812)
Security deposits	(44,782)	—
Accounts payable and accrued liabilities	688,606	633,485

Net cash used in operating activities	(6,655,226)	(3,184,654)

Cash flows from investing activities:
Loans/advances to related parties	(24,563)	—
Purchases of property and equipment	(756,304)	(216,002)

Net cash used in investing activities	(780,867)	(216,002)

Cash flows from financing activities:
Notes payable from related parties	2,000,000	—
Loans/advances from related parties	4,236,778	2,790,744
Payment of loans from related parties	(3,562,224)	(384,500)
Proceeds from related party note receivable	2,300,000	—
Proceeds from the sale of common stock and contributions from stockholder	7,388,000	1,001,000

Net cash provided by financing activities	12,362,554	3,407,244

Effect of exchange rates on cash	(777)	—

Net increase in cash and cash equivalents	4,925,684	6,588
Cash and cash equivalents, beginning of period	6,588	—

Cash and cash equivalents, end of period	$4,932,272	$6,588

Supplemental disclosure of cash flow information:
Interest paid during the period	$—	$—

Income taxes paid during the period	$800	$800

Supplemental disclosure of non cash investing and financing activities:
Issuance of common stock for note receivable	$2,000,000	$300,000

Fair value of stock warrants issued with debt	$485,897	$—

Transfer of property and equipment from related parties	$—	$276,471

Conversion of related party debt to equity	$1,673,279	$994,000

See accompanying notes to consolidated financial statements

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	DESCRIPTION OF BUSINESS

Organization

T3 Motion, Inc. (the “Company”) was organized on March 16, 2006, under the laws of the state of Delaware. The Company develops and manufactures T3 vehicles, which are electric three-wheel stand-up vehicles that are directly targeted to the public safety and private security markets. T3 vehicles have been designed to tackle a host of daily professional functions, from community policing to patrolling of airports, military bases, campuses, malls, public event venues and other high-density areas. The Company was in development stage until January 2007 when it began generating substantial revenues from selling its vehicles.

Effective December 15, 2006, the Company declared a 30,000-to-1 stock split of the Company’s common stock. All share amounts have been adjusted throughout the financial statements for this stock split.

Going Concern

The Company’s consolidated financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has sustained operating losses since its inception (March 16, 2006) and has used substantial amounts of working capital in its operations. Further, at December 31, 2007 accumulated deficit amounted to $12,078,030. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

Management believes that its current sources of funds and current liquid assets will allow the Company to continue as a going concern through at least the end of 2008. The Company started selling its vehicles in 2007 and it has obtained equity financing from third parties of $6,659,000 through May 12, 2008 (see Note 10) and may raise additional debt and/or equity capital to finance future activities through 2008. As of December 31, 2007, the Company had approximately $1.8 million of customer purchase commitments to be fulfilled and realized during 2008. In light of these plans, management is confident in the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of T3 Motion, Inc. and its wholly owned subsidiary, T3 Motion Ltd. (UK). All significant inter-company accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Significant estimates include, but are not limited to, collectability of accounts receivable, recoverability of long-lived assets, and realizability of inventories, warranty accruals, stock-based compensation and deferred tax assets. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Foreign Currency Translation

The Company measures the financial statements of its foreign subsidiary using the local currency as the functional currency. Assets and liabilities of this subsidiary are translated at the exchange rate on the balance sheet date. Revenues, costs and expenses are translated at the rates of exchange prevailing during the year. Translation adjustments resulting from this process are included in stockholders’ equity. Gains and losses from foreign currency translations are included in other comprehensive income. Translation losses of $777 and $0 were recognized during the year ended December 31, 2007 and the period from March 16, 2006 (date of inception) through December 31, 2006, respectively.

Concentrations of Credit Risk

Cash

The Company maintains its cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. From time to time, the Company’s cash balances exceed the amount insured by the FDIC. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to these deposits. At December 31, 2007, the Company had balances in excess of the FDIC limit.

Accounts Receivable

The Company performs periodic evaluations of its customers and maintains allowances for potential credit losses as deemed necessary. The Company generally does not require collateral to secure its accounts receivable. The Company estimates credit losses based on management’s evaluation of historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment patterns when evaluating the adequacy of the allowance for doubtful accounts. At December 31, 2007, the Company has an allowance for doubtful accounts of $30,000. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts.

As of December 31, 2007, two customers accounted for approximately 35% of total accounts receivable.

Cash and Cash Equivalents

The Company considers cash equivalents to be all short-term investments that have an initial maturity of 90 days or less and are not restricted. We invest our cash in short-term money market accounts.

Inventories

Inventories, which consist of raw materials, finished goods and work-in-process, are stated at the lower of cost or net realizable value, with cost being determined by the average-cost method, which approximates the first-in, first-out method. At each balance sheet date, the Company evaluates its ending inventories for excess quantities and obsolescence. This evaluation primarily includes an analysis of forecasted demand in relation to the inventory on hand, among consideration of other factors. Based upon the evaluation, provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the respective inventories.

As of December 31, 2007, one vendor accounted for approximately 25% of total accounts payable.

Property and Equipment

Property and equipment are stated at cost, and are being depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements are recorded at cost and amortized on a straight-line basis over the shorter of their estimated lives or the remaining

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

lease term. Significant renewals and betterments are capitalized. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed. At the time property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are reflected in the consolidated statement of operations.

Impairment of Long-Lived Assets

The Company accounts for its long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value or disposable value. As of December 31, 2007 and 2006, the Company does not believe there has been any impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products will continue, which could result in impairment of long-lived assets in the future.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, related party receivable, accounts payable, accrued expense, and related party payables. The carrying value for all such instruments approximates fair value due either to the short-term nature of the instruments or the fact that prevailing interest rates are not substantially different from the Company’s borrowing rates at December 31, 2007 and 2006.

Revenue Recognition

The Company recognizes revenues in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition. Under the provisions of SAB No. 104, the Company recognizes revenues when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured.

For all sales, the Company uses a binding purchase order as evidence of an arrangement. Delivery occurs when goods are shipped for customers with FOB Shipping Point terms. Shipping documents are used to verify delivery and customer acceptance. The Company assesses whether the sales price is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund. The Company offers a standard product warranty to its customers for defects in materials and workmanship for a period of one year or 2,500 miles, whichever comes first (see Note 8), and has no other post-shipment obligations. The Company assesses collectability based on the creditworthiness of the customer as determined by evaluations and the customer’s payment history.

All amounts billed to customers related to shipping and handling are classified as net sales, while all costs incurred by the Company for shipping and handling are classified as cost of sales.

The Company does not enter into contracts that require fixed pricing beyond the term of the purchase order. All sales via distributor agreements are accompanied with a purchase order. Further, the Company does not allow returns of unsold items.

The Company has executed various distribution agreements whereby the distributors agreed to purchase T3 vehicle packages (one T3, two power modules, and one charger per package). The terms of the agreements require minimum re-order amounts for the vehicles to be sold through the distributors in specified geographic

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

regions. Under the terms of the agreements, the distributor takes ownership of the vehicles and the Company deems the items sold at delivery to the distributor.

Stock Based Compensation

The Company maintains a stock option plan (see Note 7) and records expenses attributable to the Company’s stock option plan pursuant to SFAS No. 123(R),

Share-Based Payment,

Under SFAS No. 123(R), the Company amortizes the fair value of stock-based compensation on a straight-line basis over the requisite service (vesting) period for the entire award.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not, that such asset will not be realized through future operations.

Loss Per Share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive. Options and warrants to purchase approximately 6.1 million shares of common stock were outstanding at December 31, 2007, but were excluded from the computation of diluted earnings per share due to the net losses for the period. No options or warrants were outstanding at December 31, 2006.

Research and Development

The Company expenses research and development costs as incurred.

Advertising

Advertising expenses are charged against operations when incurred. Advertising expenses for the year ended December 31, 2007 and the period from March 16, 2006 (date of inception) through December 31, 2006 were $73,839 and $63,109, respectively, and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Segments

We currently only have one reportable business segment due to the fact that we derive our revenue from one product and currently from one geographic region

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements, which requires entities to report non-

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

controlling (minority) interests in subsidiaries in the same way as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning after December 5, 2008. The Company will adopt this statement as of the beginning of 2009 and is currently assessing the potential impact of adoption.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating SFAS No. 159 to determine the impact, if any, on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. Specifically, SFAS No. 157 sets forth a definition of fair value, and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs. The provisions of SFAS No. 157 are generally required to be applied on a prospective basis. In February 2008, the FASB approved a FASB Staff Position (FSP) that permits companies to partially defer the effective date of SFAS 157 for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The FSP did not permit companies to defer recognition and disclosure requirements for financial assets and financial liabilities or for nonfinancial assets and nonfinancial liabilities that are remeasured at least annually. The Company is currently evaluating the impact, if any, the adoption of SFAS No. 157 will have on its consolidated financial position or operating results.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation requires that the Company recognize in the financial statements the impact of that tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective for non public entities for fiscal years beginning after December 15, 2007 with the cumulative effect of the change in accounting principle recorded as an adjustment to beginning retained earnings. The cumulative effect, if any, of applying the provisions of FIN No. 48 upon initial adoption, will be reported as an adjustment to retained earnings as of the beginning of fiscal 2008. The Company is currently evaluating the impact, if any, that adoption of FIN 48 will have on its consolidated financial statements.

NOTE 3 —	INVENTORY

Inventory consists of the following at December 31:

	2007	2006

Raw materials	$1,033,680	$289,707
Work-in-process	60,892	—
Finished Goods	124,522	—

	$1,219,094	$289,707

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 —	PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

	2007	2006

Office and computer equipment	$150,791	$44,967
Demonstration vehicles	352,124	—
Manufacturing equipment	637,197	443,747
Leasehold improvements	108,665	3,759

	1,248,777	492,473
Less accumulated depreciation	(242,914)	(51,178)

	$1,005,863	$441,295

Depreciation expense of $119,355 and $0 was included in cost of revenues and $72,381 and $51,178 was included in general and administrative expenses for the year ended December 31, 2007 and the period from March 16, 2006 (date of inception) though December 31, 2006, respectively.

NOTE 5 —	INCOME TAXES

The provision for income taxes consists of the following for the year ended December 31, 2007 and for the period from March 16, 2006 (date of inception) through December 31, 2006:

	2007	2006

Current:
Federal	$—	$—
State	800	800
Foreign	—	—

	800	800

Deferred:
Federal	(2,228,726)	(1,187,457)
State	(591,164)	(305,575)
Foreign	(30,529)	—

	(2,850,419)	(1,493,032)

Less change in valuation allowance	2,850,419	1,493,032

	$800	$800

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income taxes differ from the amounts computed by applying the federal income tax rate of 35.0%. A reconciliation of this difference is as follows:

	2007	2006

Taxes calculated at federal rate	$(2,915,987)	$(1,189,999)
State tax, net of federal benefit	528	528
Exclusion of certain meals and entertainment	1,170	308
Foreign losses — not benefitted	34,600	—
Incentive stock options	638,725	—
Other, net	5,428	2,778
Valuation allowance — federal	2,236,336	1,187,185

Net deferred tax asset	$800	$800

The components of the net deferred assets as of December 31 are as follows:

	2007	2006

Accruals and reserves	$202,523	$17,628
Basis difference in fixed assets	(60,426)	(19,974)
Stock options	21,109	—
Net operating loss carryforward	4,180,245	1,495,378

	4,343,451	1,493,032
Valuation allowance — federal	(4,343,451)	(1,493,032)

Net deferred tax asset	$—	$—

An allowance has been provided for by the Company which reduced the tax benefits accrued by the Company for its net operating losses to zero, as it cannot be determined when, or if, the tax benefits derived from these operating losses will materialize. As of December 31, 2007, the Company has available net operating loss carry forwards of approximately $9,666,000 for federal and $9,764,000 for state purposes and $102,000 for foreign purposes which start to expire through 2026 for federal and 2016 for California purposes and indefinitely for foreign purposes. The Company’s use of its net operating losses may be restricted in future years due to the limitations pursuant to IRC Section 382 on changes in ownership.

NOTE 6 —	EQUITY

On December 31, 2007, the Company raised $5.0 million through an equity and debt financing transaction (“Financing”) with Immersive Media Corp. (“Immersive”). The Company issued and sold 1,851,852 shares of common stock at $1.62 per share to Immersive for a total purchase price of $3,000,000. The Company also issued a 12% secured promissory note in the amount of $2,000,000 due December 31, 2008 (see Note 9). In connection with the promissory note, the Company granted warrants to purchase 697,639 shares of common stock, exercisable at $1.081 per share. The warrants are exercisable for five years (see Note 7).

In addition, during 2007, the Company sold 1,059,770 shares of common stock for $598,000.

Upon the completion of the $3,000,000 equity financing, the Company agreed to pay a third-party consulting firm $210,000 as a finder’s fee. Furthermore, the Company agreed that if the consulting firm assists the Company in raising at least an additional $6.5 million from at least three or more institutional investors, assists in retaining an appropriate public relations firm after it has become a publicly traded company and other services, then the Company will issue the consulting firm a warrant to purchase 1,862,069 shares of

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

common stock at $0.01 per share, as payment for services rendered, and in lieu of the $210,000 finder’s fee and any remaining balance of placement agent fee owed to the consulting firm (but not any third party broker/dealers). As of December 31, 2007, the Company did not issue the warrants, as the terms of the agreement had not been fulfilled.

See Notes 7 and 9 for additional equity transactions.

NOTE 7 —	STOCK OPTIONS AND WARRANTS

Common Stock Options

On August 15, 2007 the Company adopted the Equity Incentive Plan (the “Plan”), under which direct stock awards or options to acquire shares of the Company’s common stock may be granted to employees and nonemployees of the Company. The Plan was administered by the Board of Directors. The Plan permitted the issuance of up to 7,450,000 shares of the Company’s common stock. Options granted under the Plan vest 25% per year over four years and expire 10 years from the date of grant.

A summary of common stock option activity under the Plan during the period from August 15, 2007 to December 31, 2007 is presented below:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Life	Value

Options outstanding-August 15, 2007	—	$—
Options granted	5,391,500	0.63
Options exercised	—	—
Options cancelled	—	—

Total options outstanding — December 31, 2007	5,391,500	$0.63	9.9	$2,757,495

Options exercisable — December 31, 2007	1,970,215	$0.64	9.9	$999,770

Options vested and expected to vest — December 31, 2007	5,268,538	$0.63	9.9	$2,792,325

Options available for grant under the Plan at December 31, 2007	2,058,500

The following table summarizes information about stock options outstanding and exercisable at December 31, 2007:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number of	Contractual	Exercise	Number of	Exercise
Exercise Prices	Shares	Life	Price	Shares	Price
		(In years)

$0.60	4,391,500	9.9	$0.60	1,525,771	$0.60
$0.77	1,000,000	9.9	$0.77	444,444	$0.77

	5,391,500	9.9	$0.63	1,970,215	$0.64

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summary of Assumptions and Activity

The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option pricing model for service and performance based awards, and a binomial model for market based awards. In estimating fair value, expected volatilities used by the Company were based on the historical volatility of the underlying common stock of its peer group, and other factors such as implied volatility of traded options of a comparable peer group. The expected life assumptions for all periods were derived from a review of annual historical employee exercise behavior of option grants with similar vesting periods of a comparable peer group. The risk-free rate used to calculate the fair value is based on the expected term of the option. In all cases, the risk-free rate is based on the U.S. Treasury yield bond curve in effect at the time of grant.

The assumptions used to calculate the fair value of options and warrants granted are evaluated and revised, as necessary, to reflect market conditions and experience. The following table presents details of the assumptions used to calculate the weighted-average grant date fair value of common stock options and warrants granted by the Company, along with certain other pertinent information:

	Year Ended
	December 31,	December 31,
	2007	2006

Expected term (in years)	5.0		N/A
Expected volatility	114.00%		N/A
Risk-free interest rate	3.45%		N/A
Expected dividends	—		N/A
Forfeiture rate	2.80%		N/A

Weighted-average grant date fair value per share	$0.95	$	N/A

Intrinsic value of options exercised	$—	$	N/A

Fair value of options vested	$1,875,149	$	N/A

Upon the exercise of common stock options, the Company issues new shares from its authorized shares.

At December 31, 2007, the amount of unearned stock-based compensation currently estimated to be expensed from fiscal 2008 through 2011 related to unvested common stock options is approximately $3.2 million. The weighted-average period over which the unearned stock-based compensation is expected to be recognized is approximately 2.8 years. If there are any modifications or cancellations of the underlying unvested common stock options, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense. Future stock-based compensation expense and unearned stock-based compensation will increase to the extent that the Company grants additional common stock options or other equity awards.

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Warrants

From time to time, the Company issues warrants to purchase shares of the Company’s common stock to non-employees for services rendered or to be rendered in the future (see Note 9). Such warrants are issued outside of the Plan. A summary of the warrant activity during the period from January 1, 2007 to December 31, 2007 is presented below:

Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Life	Value
(In years)

Warrants outstanding — January 1, 2007	—	—
Warrants granted	697,639	$1.08
Warrants exercised	—	—
Warrants cancelled	—	—

Warrants outstanding and exercisable — December 31, 2007	697,639	$1.08	5.0	$34,184

NOTE 8 —	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases two facilities in Costa Mesa, California under non-cancelable operating lease agreements that expire in 2008 and 2012, respectively. These leases require monthly lease payments of approximately $8,000 and $27,000 per month, respectively. In addition, the Company has one automobile lease, which expires in December 2009.

Lease expense for the facilities and automobiles were approximately $407,000 and $168,000 for the year ended December 31, 2007 and the period from March 16, 2006 (date of inception) through December 31, 2006, respectively.

Future minimum annual payments under these non-cancelable operating leases and automobile leases as of December 31, 2007 are as follows:

Years Ending
December 31,	Total

2008	$386,000
2009	370,000
2010	299,000
2011	309,000
2012	240,000

$1,604,000

Indemnities and Guarantees

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include certain agreements with the Company’s officers under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship. In connection with its facility and automobile leases, the Company has indemnified its lessors for certain claims arising from the use of the

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

facilities and automobiles, respectively. The duration of these indemnities and guarantees varies, and in certain cases, is indefinite. The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company would be obligated to make. Historically, the Company has not been obligated to make significant payments for these obligations and no liability has been recorded for these indemnities and guarantees in the accompanying consolidated balance sheet.

Warranties

The Company’s warranty policy generally provides coverage for components of the vehicle, power modules, and charger system that the Company produces. Typically, the coverage period is the shorter of one calendar year or 2,500 miles, from the date of sale. Provisions for estimated expenses related to product warranties are made at the time products are sold. These estimates are established using estimated information on the nature, frequency, and average cost of claims. Revision to the reserves for estimated product warranties is made when necessary, based on changes in these factors. Management actively studies trends of claims and takes action to improve vehicle quality and minimize claims.

The T3 Series vehicle is a front wheel drive all electric vehicle and as such the front fork assembly is the main vehicle drive system. In late 2007, the Company made significant improvements to this drive system by implementing into production a new belt drive system. The system offers greater efficiency and minimizes the need for routine maintenance while improving the overall quality of the vehicle. The belt drive system is standard on new 2008 models and is reverse compatible with all older year models. The Company has agreed to retro-fit existing vehicles that are in service with the new system.

The following table presents the changes in the product warranty accrual included in accrued expenses in the accompanying consolidated balance sheet as of and for the year ended December 31, 2007:

Beginning balance, January 1, 2007	$—
Charged to cost of revenues	410,795
Usage	(114,795)

Ending balance, December 31, 2007	$296,000

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9 —	RELATED PARTY TRANSACTIONS

The following table reflects the activity of the related party transactions as of the respective periods.

	Notes	Related
	Receivable/	Party	Notes
	Advances	Payables	Payable

2006 Activity
Borrowings	$300,000	$2,756,549	$—
Interest accrued on balance of payables	—	34,195	—
Fixed asset contribution	—	276,471	—
Payments	—	(384,500)	—
Conversion to equity	—	(994,000)	—

Balance at December 31, 2006	300,000	1,688,715	—
Borrowings	2,024,563	4,174,205	2,000,000
Interest accrued on balance of payables	—	62,573	—
Payments	(2,300,000)	(3,562,224)	—
Discount on debt	—	—	(485,897)
Conversion to equity	—	(1,673,279)	—

Balance at December 31, 2007	$24,563	$689,990	$1,514,103

Accounts Receivable

The Company advanced funds to Graphion Technology USA LLC to be used for their operating requirements. This company was established by the Company’s Chief Executive Officer and is under common ownership. The advance is non-interest bearing and receivable upon demand. As of December 31, 2007, the balance receivable from this entity was $21,653.

As of December 31, 2007, there was an outstanding employee receivable of $2,910.

Notes Receivable

In 2007 and 2006, the Company has issued 3,207,941 shares of common stock for $2,300,000 short-term non-interest bearing notes receivable. During the year ended December 31, 2007, all amounts were paid in full.

Related Party Payables

The Company received advances from Power Wireless Systems, Delta Motors, LLC and My Ventures, LLC to be used for operating requirements. These companies were established by the company’s Chief Executive Officer and are under common ownership. The advances bear interest at 3.88% and are due upon demand. During 2006, $994,000 of the balance was converted into 3,012,122 of common stock. As of December 31, 2006, the balances due to these companies were $418,521, $219,215 and $1,050,979, respectively.

During 2007, $1,673,279 of the outstanding balance was converted to equity for no additional shares of common stock. There was no recognition of a gain or loss on conversion. There were no amounts due to these entities as of December 31, 2007.

During 2007, the CEO advanced $1,644,990, of which $955,000 was repaid. The remaining balance of $689,990 is due upon demand.

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Prior to January 1, 2008, all employees were employed and all salary and bonuses were paid by My Ventures, LLC. The Company reimbursed My Ventures, LLC for all payroll costs incurred. Prior to 2007, some employees performed limited services for My Ventures, LLC.

Fixed Assets

During 2006, the Company received an aggregate of $276,471 of property and equipment from related parties which was recorded in related party payables.

Notes Payable

On December 31, 2007, the Company issued a 12% secured promissory note in the principal amount of $2,000,000 to Immersive, one of our shareholders, due on December 31, 2008 (see Note 6). The note is secured by all of the Company’s assets. In addition, the Company granted 697,639 of warrants excersiable at $1.08 per share of common stock. The Company recorded a discount of $485,897 related to the warrants and were calculated using the Black-Scholes option pricing model. The warrants will be amortized to interest expense over the one-year life of the note. There was no amortization of the warrants during 2007.

Equity

During the year ended December 31, 2007 and the period from March 16, 2006 (date of inception) through December 31, 2006, the majority stockholder contributed $4,000,000 and $1,001,000, respectively to the Company’s equity for no additional shares of common stock.

NOTE 10 — SUBSEQUENT EVENTS

On January 2, 2008, the Company repaid $500,000 of the majority stockholder’s note payable.

On March 28, 2008, the Company entered into an agreement with Vision Opportunity Master Fund (“Vision”) to sell 3,896,104 shares of the Company’s common stock for $6,000,000. The proceeds from the sale will be used for working capital requirements. The terms of the agreement stipulate that the Company shall use its best efforts to qualify the common stock for quotation on a trading market as soon as practicable, but in no event later than the later of (a) May 30, 2009 or (b) the 90th day after the effectiveness of the registration statement on Form S-1 registering some or all of the common stock.

In addition, Vision was granted three classes of stock purchase warrants as follows: Series A Stock Purchase Warrants , which granted Vision the right to purchase 1,298,701 shares of common stock at $1.08 per share; Series B Stock Purchase Warrant, which granted Vision the right to purchase 1,298,701 shares of common stock at $1.77 per share; and Series C Stock Purchase Warrant, which granted Vision Capital the right to purchase 1,298,701 shares of common stock at $2.00 per share.

The Company is offering up to 6,060,606 shares of common stock, at a purchase price of $1.65 per share, or up to an aggregate purchase price of $10,000,000, on a “best efforts” basis to selected qualified investors (this “Offering”). There is no minimum offering. This Offering has been extended to May 12, 2008 unless otherwise extended at the Company’s sole discretion. It is currently contemplated that the proceeds of this Offering may be delivered to the Company at multiple closings. The Vision transaction will be considered a part of the Offering. As of May 12, 2008, the Company raised $6,659,000 in this Offering.

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On March 31, 2008, the Company paid $2,000,000 to Immersive, of which $1,000,000 was to pay down the note and $1,000,000 was to purchase a GeoImmersive License Agreement giving the Company the right to resell data in the Immersive mapping database. The Company will also be granted the right to map and, in partnership with Immersive, will produce and distribute the content of South Korea. The Company will be paid a licensing fee for the usage of any data that it has mapped. In addition, the Company will have the opportunity to add to the content and will be compensated for any usage of the content that has been added to the Immersive database.

On April 14, 2008, the Company entered into an agreement with Global Capital Markets, Inc. (“GCM”) to rescind the original agreement dated November 7, 2007. Per the terms of the agreement, the Company agreed to pay GCM $125,000 as a finder’s fee and granted GCM warrants to purchase 120,000 shares of common stock at $1.54 per share.

T3 MOTION, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2008	2007
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$5,775,028	$4,932,272
Accounts receivable, net of reserves of $25,000 and $30,000, respectively	746,008	342,185
Related party receivable	34,550	24,563
Inventories	1,193,829	1,219,094
Prepaid expenses and other current assets	223,614	59,467

Total current assets	7,973,028	6,577,581
Property and equipment, net	1,131,881	1,005,863
Intangible asset	1,000,000	—
Deposits	48,024	44,782

Total assets	$10,152,934	$7,628,226

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,061,156	$1,105,649
Accrued expenses	1,001,117	627,237
Related party payables	140,088	689,990
Related party note payable, net of debt discount	817,788	1,514,103

Total current liabilities	3,020,149	3,936,979

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 43,027,789 and 39,131,685 shares issued and outstanding, respectively	43,028	39,132
Additional paid-in capital	21,857,722	15,730,922
Accumulated deficit	(14,767,053)	(12,078,030)
Accumulated other comprehensive income:
Foreign currency translation adjustments	(912)	(777)

Total stockholders’ equity	7,132,785	3,691,247

Total liabilities and stockholders’ equity	$10,152,934	$7,628,226

See accompanying notes to condensed consolidated financial statements

T3 MOTION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
OTHER COMPREHENSIVE LOSS (UNAUDITED)

	Three Months Ended March 31
	2008	2007

Revenues	$1,502,101	$267,672
Cost of revenues	2,051,741	588,783

Gross loss	(549,640)	(321,111)

Operating expenses:
Sales and marketing	444,482	222,080
Research and development	311,283	190,188
General and administrative	1,041,697	460,903

Total operating expenses	1,797,462	873,171

Loss from operations	(2,347,102)	(1,194,282)

Other income (expense):
Interest income	23,949	271
Other income	49	—
Interest expense	(365,118)	(17,047)

Total other expense, net	(341,120)	(16,776)

Loss before provision for income taxes	(2,688,222)	(1,211,058)
Provision for income taxes	800	(800)

Net loss	(2,689,022)	(1,211,858)
Other comprehensive loss:
Foreign currency translation loss	(135)	—

Comprehensive loss	$(2,689,157)	$(1,211,858)

Net loss per share:
Basic	$(0.07)	$(0.04)

Diluted	$(0.07)	$(0.04)

Weighted average common shares outstanding:
Basic	39,260,128	34,361,212

Diluted	39,260,128	34,361,212

See accompanying notes to condensed consolidated financial statements

T3 MOTION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

	For the Three Months Ended March 31,
	2008	2007
	(Unaudited)

Cash flows from operating activities:
Net loss	$(2,689,022)	$(1,211,858)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	—	5,000
Depreciation and amortization	74,560	32,864
Warranty expense	75,000	44,126
Stock compensation expense	320,746	—
Amortization of debt discount	303,685	—
Changes in operating assets and liabilities:
Accounts receivable	(403,822)	(217,645)
Inventories	25,265	(374,651)
Prepaid expenses and other current assets	(164,147)	(78,372)
Security deposits	(3,242)	(36,674)
Accounts payable and accrued liabilities	254,386	68,750

Net cash used in operating activities	(2,206,592)	(1,768,460)

Cash flows from investing activities:
Loans/advances to related parties	(9,987)	(9,675)
Purchase of data license	(1,000,000)	—
Purchases of property and equipment	(200,578)	(137,411)

Net cash used in investing activities	(1,210,565)	(147,086)

Cash flows from financing activities:
Loans/advances from related parties	—	1,960,023
Payment of loans/advances from related parties	(1,549,902)	(498,567)
Proceeds from related party note receivable	—	300,000
Proceeds from the sale of common stock and contributions from stockholder	5,809,950	198,000

Net cash provided by financing activities	4,260,048	1,959,456

Effect of exchange rates on cash	(135)	—

Net increase in cash and cash equivalents	842,756	43,910
Cash and cash equivalents, beginning of period	4,932,272	6,588

Cash and cash equivalents, end of period	$5,775,028	$50,498

Supplemental disclosure of cash flow information:
Interest paid during the period	$61,406	$—

Income taxes paid during the period	$—	$—

See accompanying notes to condensed consolidated financial statements

T3 MOTION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 —	DESCRIPTION OF BUSINESS

Interim Unaudited Condensed Consolidated Financial Statements

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the Securities and Exchange Commission’s (“SEC”) regulations for interim financial information. The principles for condensed interim financial information do not require the inclusion of all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Therefore, these financial statements should be read in conjunction with the Company’s annual report for the year ended December 31, 2007. The condensed consolidated financial statements included herein are unaudited; however, in the opinion of management, they contain all normal recurring adjustments necessary for a fair statement of consolidated results for the interim periods. The results of operations for the three-month period ended March 31, 2008 and 2007 are not necessarily indicative of the results that may be expected for the entire fiscal year.

Going Concern

The Company’s consolidated financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has sustained operating losses since its inception (March 16, 2006) and has used substantial amounts of working capital in its operations. Further, at March 31, 2008 accumulated deficit amounted to $14,767,053. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

Management believes that its current sources of funds and current liquid assets will allow the Company to continue as a going concern through at least the end of 2008. The Company started selling its vehicles in 2007 and it has obtained equity financing in 2008 from third parties of $6,659,000 through May 12, 2008, and may raise additional debt and/or equity capital to finance future activities during 2008. As of June 30, 2008, the Company had $2.5 million in cash and cash equivalents. As of March 31, 2008, the Company had approximately $2.2 million of customer purchase commitments to be fulfilled and realized during 2008. In light of these plans, management is confident in the Company’s ability to continue as a going concern. These unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Significant estimates include, but are not limited to, collectability of accounts receivable, recoverability of long-lived assets, and realizability of inventories, warranty accruals, stock-based compensation and deferred tax assets. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Concentration of Risk

As of March 31, 2008, five customers accounted for approximately 58 percent of total accounts receivable and two customers accounted for approximately 26% of total revenues. As of March 31, 2007, one customer accounted for approximately 35% of total revenues.

T3 MOTION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

As of December 31, 2007, two customers accounted for approximately 35% of total accounts receivable and no one customer accounted for more than 10% of total revenues.

Revenue Recognition

The Company recognizes revenues in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition. Under the provisions of SAB No. 104, the Company recognizes revenues when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured.

For all sales, the Company uses a binding purchase order as evidence of an arrangement. Delivery occurs when goods are shipped for customers with FOB Shipping Point terms. Shipping documents are used to verify delivery and customer acceptance. The Company assesses whether the sales price is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund. The Company offers a standard product warranty to its customers for defects in materials and workmanship for a period of one year or 2,500 miles, whichever comes first (see Note 8), and has no other post-shipment obligations. The Company assesses collectability based on the creditworthiness of the customer as determined by evaluations and the customer’s payment history.

All amounts billed to customers related to shipping and handling are classified as net sales, while all costs incurred by the Company for shipping and handling are classified as cost of sales.

The Company does not enter into contracts that require fixed pricing beyond the term of the purchase order. All sales via distributor agreements are accompanied with a purchase order. Further, the Company does not allow returns of unsold items.

The Company has executed various distribution agreements whereby the distributors agreed to purchase T3 vehicle packages (one T3, two power modules, and one charger per package). The terms of the agreements require minimum re-order amounts for the vehicles to be sold through the distributors in specified geographic regions. Under the terms of the agreements, the distributor takes ownership of the vehicles and the Company deems the items sold at delivery to the distributor.

Intangible Property

The Company’s intangible asset consists of a data license agreement and is amortized on a straight-line basis over two years. All identified intangible assets are classified within other long-term assets on the consolidated balance sheets. The Company will perform an annual review of its identified intangible assets to determine if facts and circumstances exist which indicate that the useful life is shorter than originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances do exist, the Company assesses the recoverability of identified intangible assets b y comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, related party receivable, accounts payable, accrued expense, and related party payables. The carrying value for all such instruments approximates fair value due either to the short-term nature of the instruments or the fact that prevailing interest rates are not substantially different from the Company’s borrowing rates at December 31, 2007 and March 31, 2008.

T3 MOTION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Segments

We currently only have one reportable business segment due to the fact that we derive our revenue from one product and currently from one geographic region

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement No. 157 (“SFAS No. 157”), Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value instruments. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157” (the “FSP”). The FSP amends SFAS No. 157 to delay the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (that is, at least annually). There was no effect on the Company’s consolidated financial statements as a result of the adoption of SFAS No. 157 as of January 1, 2008 as it relates to financial assets and financial liabilities. For items within its scope, the FSP defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Company will adopt SFAS No. 157 as it relates to non-financial assets and non-financial liabilities in the first quarter of 2009 and does not believe adoption will have a material effect on its consolidated financial statements.

NOTE 2 —	INVENTORY

Inventory consists of the following:

	March 31,	December 31,
	2008	2007
	(Unaudited)

Raw materials	$839,948	$1,033,680
Work-in-process	154,572	60,892
Finished Goods	199,309	124,522

	$1,193,829	$1,219,094

NOTE 3 —	INCOME TAXES

In preparing our consolidated financial statements, we estimate our income tax liability in each of the foreign and domestic jurisdictions in which we operate by estimating our actual current tax exposure and assessing temporary differences resulting from differing treatment of items for tax and financial statement purposes. Our judgments, assumptions and estimates relative to the current provision for income tax take into account current tax laws, our interpretation of current tax laws and possible outcomes of audits conducted by foreign and domestic tax authorities. Although we believe our judgments, assumptions and estimates are reasonable, changes in tax laws or our interpretation of tax laws and the resolution of any future tax audits could significantly impact the amounts provided for income taxes in our consolidated financial statements.

We calculate our current and deferred tax provisions based on estimates and assumptions that could differ from the actual results reflected in income tax returns filed during the subsequent year. Adjustments based on filed returns are generally recorded in the period when the tax returns are filed and the global tax implications are known and could significantly impact the amounts provided for income taxes. Tax law and rate changes are reflected in the income tax provision in the period in which such changes are enacted.

In assessing the realizability of the net deferred tax assets, we consider whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends upon either the generation of future taxable income during the periods in which those temporary

T3 MOTION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

differences become deductible or the carryback of losses to recover income taxes previously paid during the carryback period.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The provisions of FIN 48 are effective for non public entities for fiscal years beginning after December 15, 2007 with the cumulative effect of the change in accounting principle recorded as an adjustment to beginning retained earnings. The Company is currently analyzing the effects of the adoption of FIN 48 but currently does not anticipate that the adoption will have a material impact on its financial condition or results of operations.

NOTE 4 —	LOSS PER SHARE

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive. Options and warrants to purchase 6.1 and 10.1 million shares of common stock were outstanding at December 31, 2007 and March 31, 2008, respectively, but were excluded from the computation of diluted earnings per share due to the net losses for the period. No options or warrants were outstanding at March 31, 2007 or December 31, 2006.

NOTE 5 —	EQUITY

On March 28, 2008, the Company entered into an agreement with Vision Opportunity Master Fund (“Vision”) to sell 3,896,104 shares of the Company’s common stock for $6,000,000. The proceeds from the sale were used for working capital requirements, purchase of a data license and to pay down debt. The terms of the agreement stipulate that the Company shall use its best efforts to qualify the common stock for quotation on a trading market as soon as practicable, but in no event later than the later of (a) May 30, 2009 or (b) the 90th day after the effectiveness of the registration statement on Form S-1 registering some or all of the common stock.

In addition, Vision was granted three classes of stock purchase warrants as follows: Series A Stock Purchase Warrants , which granted Vision the right to purchase 1,298,701 shares of common stock at $1.08 per share; Series B Stock Purchase Warrant, which granted Vision the right to purchase 1,298,701 shares of common stock at $1.77 per share; and Series C Stock Purchase Warrant, which granted Vision the right to purchase 1,298,701 shares of common stock at $2.00 per share. All three classes of warrants expire after five years.

Upon the completion of the $6,000,000 equity financing, the Company incurred $190,050 of issuance costs, including $125,000 to be paid to a third-party consulting firm and issued 120,000 warrants at an exercise price of $1.54 per common share for services rendered.

T3 MOTION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

NOTE 6 —	STOCK OPTIONS AND WARRANTS

Common Stock Options

The following table sets forth the share-based compensation expense recognized for the three months ended March 31, 2008 and 2007.

	For the Three Months Ended
	March 31,
	2008	2007

Stock compensation expense — cost of revenue	$36,664	$—
Stock compensation expense — operating expense	284,082	—

Total Stock compensation expense	$320,746	$—

The following table summarizes the stock option activity related to the Company’s plan:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Life	Value

Options outstanding — January 1, 2008	5,391,500	$0.63
Options granted	200,000	0.60
Options exercised	—	—
Options cancelled	—	—

Total options outstanding — March 31, 2008	5,591,500	$0.63	9.6	$5,086,010

Options exercisable — March 31, 2008	2,305,916	$0.64	9.6	$2,081,262

Options vested and expected to vest — March 31, 2008	5,462,938	$0.63	9.6	$4,965,162

Options available for grant under the Plan at March 31, 2008	1,858,500

The following table summarizes information about stock options outstanding and exercisable at March 31, 2008:

	Options Outstanding
		Weighted
		Average	Weighted
		Remaining	Average	Options Exercisable
Exercise	Number of	Contractual	Exercise	Number of	Fair
Prices	Shares	Life	Price	Shares	Value
		(In years)

$0.60	4,591,500	9.7	$0.60	1,798,277	$1,708,363
$0.77	1,000,000	9.7	$0.77	507,639	$487,333

	5,591,500	9.7	$0.63	2,305,916	$2,195,696

At March 31, 2008, the amount of unearned stock-based compensation currently estimated to be expensed from fiscal 2008 through 2011 related to unvested common stock options is approximately $3.1 million. The weighted-average period over which the unearned stock-based compensation is expected to be recognized is approximately 2.5 years. If there are any modifications or cancellations of the underlying unvested common stock options, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense. Future stock-based compensation expense and unearned stock-based

T3 MOTION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

compensation will increase to the extent that the Company grants additional common stock options or other equity awards.

Warrants

From time to time, the Company issues warrants to purchase shares of the Company’s common stock to non-employees for services rendered or to be rendered in the future and in conjunction with our equity offerings. Such warrants are issued outside of the Plan. A summary of the warrant activity is presented below:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Life	Value
	(In years)

Warrants outstanding and exercisable — January 1, 2008	697,639	$1.08
Warrants granted (see note 5)	4,016,103	$1.61
Warrants exercised	—	—
Warrants cancelled	—	—

Warrants outstanding and exercisable — March 31, 2008	4,713,742	$1.54	4.96	$916,320

NOTE 7 —	COMMITMENTS AND CONTINGENCIES

Warranties

The Company’s warranty policy generally provides coverage for components of the vehicle, power modules and charger system that the Company produces. Typically, the coverage period is the shorter of one calendar year or 2,500 miles, from the date of sale. Provisions for estimated expenses related to product warranties are made at the time products are sold. These estimates are established using estimated information on the nature, frequency, and average cost of claims. Revision to the reserves for estimated product warranties is made when necessary, based on changes in these factors. Management actively studies trends of claims and takes action to improve vehicle quality and minimize claims.

The T3 Series vehicle is a front wheel drive all electric vehicle and as such the front fork assembly is the main vehicle drive system. In late 2007, the Company made significant improvements to this drive system by implementing into production a new belt drive system. The system offers greater efficiency and minimizes the need for routine maintenance while improving the overall quality of the vehicle. The belt drive system is standard on new 2008 models and is reverse compatible with all older year models. The Company has agreed to retro-fit existing vehicles that are in service with the new system.

On June 25, 2008, the Company elected to upgrade or replace approximately 400 external chargers (revision D or older) that were produced due to a chance that the chargers could fail over time. A failed charger could result in degrading the life of the batteries or cause the batteries to be permanently inoperable, or in extreme conditions result in thermal runaway of the batteries. The charges were placed in service between January 2007 and April 2008. The Company is notifying customers informing them of the need for an upgrade and will begin sending out new and/or upgraded chargers (revision E) in July to replace all existing revision D or older chargers that are in the field. After all the upgrades are complete, any remaining returned chargers will be upgraded to revision E and resold as refurbished units. The Company did not include any potential revenue from re-sales in the estimate. The total costs of upgrading or replacing these chargers are estimated to be approximately $73,000. The Company anticipates that all of the chargers will be upgraded or replaced by October 2008.

T3 MOTION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The following table presents the changes in the product warranty accrual included in accrued expenses in the accompanying unaudited condensed consolidated balance sheet as of and for the three months ended March 31, 2008:

Beginning balance, January 1, 2008	$296,000
Charged to cost of revenues	75,000
Usage	(32,754)

Ending balance, March 31, 2008	$338,246

Indemnities and Guarantees

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include certain agreements with the Company’s officers under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship. In connection with its facility and automobile leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities and automobiles, respectively. The duration of these indemnities and guarantees varies, and in certain cases, is indefinite. The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company would be obligated to make. Historically, the Company has not been obligated to make significant payments for these obligations and no liability has been recorded for these indemnities and guarantees in the accompanying consolidated balance sheet.

NOTE 8 —	RELATED PARTY TRANSACTIONS

As of March 31, 2008, there was an outstanding employee receivable of $5,648 and advances of $28,902 from Graphion Technology USA LLC.

During the three months ended March 31, 2008, the Company repaid $549,902 of the majority stockholder’s related parties payable.

On March 31, 2008, the Company paid $2,000,000 to Immersive, of which $1,000,000 was to pay down the note and $1,000,000 was to purchase a GeoImmersive License Agreement giving the Company the right to resell data in the Immersive mapping database. The Company was granted the right to map and, in partnership with Immersive, will produce and distribute the content of South Korea. The Company will be paid a licensing fee for the usage of any data that it has mapped. In addition, the Company will have the opportunity to add to the content and will be compensated for any usage of the content that has been added to the Immersive database. The data license is included in intangible assets and will be amortized over the life of the license.

During the three months ended March 31, 2008, the Company amortized $303,685 of the discount related to the Immersive note. The balance of the discount on debt was $182,212 and $485,897 at March 31, 2008 and December 31, 2007, respectively.

During the three months ended March 31, 2008 and 2007, the Company accrued interest expense on related party payables of $59,672 and $15,431, respectively, of which $59,672 and $0 were paid.

NOTE 9 — SUBSEQUENT EVENTS

The Company has offered up to 6,060,606 shares of common stock, at a purchase price of $1.65 per share, or up to an aggregate purchase price of $10,000,000, on a “best efforts” basis to selected qualified investors (this “Offering”). There was no minimum offering. This Offering was closed on May 12, 2008 and the Company raised $6,659,000 and issued 4,295,743 shares of common stock, including the $6,000,000 invested by Vision on March 28, 2008 (see Note 5). The proceeds of this Offering were delivered to the Company at multiple closings. The Company will use the proceeds for working capital requirements, repayment of debt and to purchase a data license.

T3 MOTION, INC.

24,065,940 SHARES

COMMON STOCK

PROSPECTUS

          , 2008

PART II

Item 13.	Other Expenses of Issuance and Distribution.

The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered hereby:

	Amount

SEC registration fee	$1,802.73	*
Printing fees	10,000.00	*
Legal fees	40,000.00	*
Accounting fees and expenses	40,000.00	*
Miscellaneous	20,000.00	*

Total	$111,802.73	*

*	Estimates

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

The registrant’s articles of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

In addition, the registrant’s bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). The registrant maintains director and officer liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 15.	Recent Sales of Unregistered Securities.

In March 2006, we issued 30,000,000 shares of our common stock to The Nam Family Trust, a trust affiliated with our founder Ki Nam, in exchange for cash in the amount of $30,000. This sale of stock did not involve any public offering, general advertising or solicitation. At the time of the issuance, Mr. Nam had fair access to and was in possession of all available material information about our company, as he is an officer and director of our company. The shares bear a restrictive transfer legend in accordance with Rule 144 under the Securities Act. On the basis of these facts, we claim that the issuance of stock to our founding shareholder qualifies for the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

Between December 2006 and January 2007, we issued 4,512,212 shares of our common stock to members of Mr. Nam’s family at $0.33 per share. This sale of stock did not involve any public offering, general advertising or solicitation. At the time of the issuance, the purchasers had fair access to and were in possession of all available material information about our company. The shares bear a restrictive transfer legend in accordance with Rule 144 under the Securities Act. On the basis of these facts, we claim that the issuance of stock qualifies for the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

In September 2007, we completed an offering of our common stock to a group of private investors. We issued 2,758,621 shares of its $0.001 par value common stock for cash at $0.87 per share to three shareholders. This September 2007 transaction (a) involved no general solicitation, and (b) involved only accredited purchasers. Thus, we believe that the offering was exempt from registration under Regulation D, Rule 505 of the Securities Act of 1933, as amended.

In January 2008, we completed an offering of our common stock to ImmersiveMedia. We issued 1,851,852 shares of our common stock for cash at $1.62 per share for an aggregate price of $3,000,000. We also issued 12% promissory notes in the principal amount of $2,000,000 and warrants to purchase 697,639 shares at $1.081 per share in exchange for $2,000,000. This January 2008 transaction (a) involved no general solicitation, and (b) involved only accredited purchasers. Thus, we believe that the offering was exempt from registration under Regulation D, Rule 505 of the Securities Act of 1933, as amended.

In March 2008, we completed an offering of our common stock to one shareholder. We issued 3,896,104 shares of our common stock and warrants to purchase 1,298,701, 1,298,701, and 1,298,701 shares of common stock at an exercise price of $1.08, $1.77 and $2.00 per share, respectively, for cash at an aggregate price of $6,000,000. This March 2008 transaction (a) involved no general solicitation, and (b) involved only accredited purchasers. Thus, we believe that the offering was exempt from registration under Regulation D, Rule 505 of the Securities Act of 1933, as amended.

In May 2008, we completed an offering of an aggregate of 390,640 shares of its common stock at $1.65 per share to 41 accredited investors (the “Offering”) pursuant to subscription agreements for an aggregate price of $644,554. The issuance of the securities describe above were exempt from the registration requirements of the Securities Act of 1933, as amended, under Rule 4(2) and Regulation D and the rules thereunder, including Rule 506 insofar as: (1) the purchasers were each an accredited investor within the meaning of Rule 501(a); (2) the transfer of the securities were restricted by us in accordance with Rule 502(d); (3) there were no other non-accredited investors involved in the transaction within the meaning of Rule 506(b); and (4) the offer and sale of the securities was not effected through any general solicitation or general advertising within the meaning of Rule 502(c).

Item 16.	Exhibits.

3.1	Amended and Restated Certificate of Incorporation, as currently in effect*
3.2	Bylaws of the registrant, as currently in effect*
5.1	Opinion of Richardson & Patel LLP+
10.1	2007 Stock Option/Stock Issuance Plan*
10.2	Standard Industrial/Commercial Multi-Tenant Lease between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007*
10.3	Rent Adjustment, Standard Lease Addendum between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007*
10.4	Option to Extend, Standard Lease Addendum between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007*
10.5	Addendum to the Air Standard Industrial/Commercial Multi-Tenant Lease between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007*
10.6	Standard Sublease Agreement between Delta Motors, LLC and T3 Motion, Inc. for 2975 Airway Avenue, Costa Mesa, CA 92626, dated November 1, 2006*
10.7	Form of Distribution Agreement*
10.8	Director Agreement between David L. Snowden and T3 Motion, Inc., dated February 28, 2007*
10.9	Director Agreement between Steven J. Healy and T3 Motion, Inc., dated July 1, 2007*
10.10	Director Indemnification Agreement between Steven J. Healy and T3 Motion, Inc., dated July 1, 2007*
10.11	Securities Purchase Agreement between T3 Motion, Inc. and Immersive Media Corp., dated December 31, 2007*
10.12	Promissory Note issued to Immersive Media Corp., dated December 31, 2007*

10.13	Common Stock Purchase Warrant issued to Immersive Media Corp., dated December 31, 2007*
10.14	Investor Rights Agreement between T3 Motion, Inc. and Immersive Media Corp., dated December 31, 2007*
10.15	Securities Purchase Agreement between T3 Motion, Inc. and certain Purchasers, dated March 28, 2008*
10.16	Registration Rights Agreement between T3 Motion, Inc. and certain Purchasers, dated March 28, 2008*
10.17	Series A Common Stock Purchase Warrant issued to Vision Opportunity Master Fund Ltd., dated March 28, 2008*
10.18	Series B Common Stock Purchase Warrant issued to Vision Opportunity Master Fund Ltd., dated March 28, 2008*
10.19	Series C Common Stock Purchase Warrant issued to Vision Opportunity Master Fund Ltd., dated March 28, 2008*
10.20	Geoimmersive Image Data & Software Licensing Agreement dated July 9, 2008+
21.1	List of Subsidiaries*
23.1	Consent of KMJ Corbin & Company, LLP+
23.2	Consent of Richardson & Patel LLP (See Exhibit 5.1)
24.1	Power of Attorney (see signature page of this registration statement)

*	Filed with the Company’s Registration Statement on Form S-1 on May 13, 2008.

+	Filed herewith.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i. Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

4. For determining liability of the Company under the Securities Act to any purchaser in the initial distribution of the securities, the Company undertakes that in a primary offering of securities of the Company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and

iv. Any other communication that is an offer in the offering made by the Company to the purchaser.

5. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment No. 1 to Form S-1 and authorized this Form S-1 to be signed on its behalf by the undersigned, in the City of Costa Mesa, State of California on July 14, 2008.

T3 MOTION, INC.

By:	/s/ Ki Nam
Ki Nam
Chief Executive Officer, Chief Financial Officer, and Chairman of the Board

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Name	Title	Date

/s/ Ki Nam Ki Nam	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	July 14, 2008

/s/ Kelly Anderson Kelly Anderson	Chief Financial Officer (Principal Accounting Officer)	July 14, 2008

* David Snowden	Director	July 14, 2008

* Steven Healy	Director	July 14, 2008

* /s/ Kelly Anderson
Chief Financial Officer and Power of Attorney

EXHIBIT INDEX

3.1	Amended and Restated Certificate of Incorporation, as currently in effect*
3.2	Bylaws of the registrant, as currently in effect*
5.1	Opinion of Richardson & Patel LLP+
10.1	2007 Stock Option/Stock Issuance Plan*
10.2	Standard Industrial/Commercial Multi-Tenant Lease between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007*
10.3	Rent Adjustment, Standard Lease Addendum between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007*
10.4	Option to Extend, Standard Lease Addendum between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007*
10.5	Addendum to the Air Standard Industrial/Commercial Multi-Tenant Lease between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007*
10.6	Standard Sublease Agreement between Delta Motors, LLC and T3 Motion, Inc. for 2975 Airway Avenue, Costa Mesa, CA 92626, dated November 1, 2006*
10.7	Form of Distribution Agreement*
10.8	Director Agreement between David L. Snowden and T3 Motion, Inc., dated February 28, 2007*
10.9	Director Agreement between Steven J. Healy and T3 Motion, Inc., dated July 1, 2007*
10.10	Director Indemnification Agreement between Steven J. Healy and T3 Motion, Inc., dated July 1, 2007*
10.11	Securities Purchase Agreement between T3 Motion, Inc. and Immersive Media Corp., dated December 31, 2007*
10.12	Promissory Note issued to Immersive Media Corp., dated December 31, 2007*
10.13	Common Stock Purchase Warrant issued to Immersive Media Corp., dated December 31, 2007*
10.14	Investor Rights Agreement between T3 Motion, Inc. and Immersive Media Corp., dated December 31, 2007*
10.15	Securities Purchase Agreement between T3 Motion, Inc. and certain Purchasers, dated March 28, 2008*
10.16	Registration Rights Agreement between T3 Motion, Inc. and certain Purchasers, dated March 28, 2008*
10.17	Series A Common Stock Purchase Warrant issued to Vision Opportunity Master Fund Ltd., dated March 28, 2008*
10.18	Series B Common Stock Purchase Warrant issued to Vision Opportunity Master Fund Ltd., dated March 28, 2008*
10.19	Series C Common Stock Purchase Warrant issued to Vision Opportunity Master Fund Ltd., dated March 28, 2008*
10.20	Geoimmersive Image Data & Software Licensing Agreement dated July 9, 2008+
21.1	List of Subsidiaries*
23.1	Consent of KMJ Corbin & Company, LLP+
23.2	Consent of Richardson & Patel LLP (See Exhibit 5.1)
24.1	Power of Attorney (see signature page of this registration statement)

*	Filed with the Company’s Registration Statement on Form S-1 on May 13, 2008.

+	Filed herewith.